Prospectus

                                12,648,000 Shares

                             VERSUS TECHNOLOGY, INC.

                          Common Stock, $.01 Par Value

   This prospectus relates to 12,648,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Versus Technology, Inc., a Delaware corporation (the "Company"). The Shares are outstanding shares of Common Stock, or will be outstanding shares of Common Stock acquired upon exercise of an option, owned by the persons named in this Prospectus under the caption "Selling Stockholders." The Shares were acquired by the Selling Stockholders in various transactions, all of which were exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), including sales of the Shares in private placements by the Company, by the issuance of Shares in a merger, by the issuance of Shares in exchange for intellectual property and by the issuance of Shares to an existing debt holder.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     The Selling Stockholders may from time to time sell the Shares using the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

     The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders."

    The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the
meaning of  the  1933  Act,  and  any   commissions  or  discounts  given  to
any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

    The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which transactions occur or the existence of any exemption from registration.

      The Common Stock is traded on the OTC Bulletin Board under the symbol "VSTI." The closing bid and asked prices of the Common Stock as reported on the OTC Bulletin Board were $.53 and $.56 respectively on April 25, 1997.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                 The date of this Prospectus is May 28, 1997

                                                               [Black Border]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information including Risk Factors and Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                   The Company

        Versus Technology, Inc. ("Versus" or the "Company") is a Delaware corporation incorporated in 1988. Its initial public offering was completed in 1989 at a time when the Company was known as BT Telecom, Inc., but shortly thereafter the Company changed its name. The Company's principal business at that time had been security alarm systems, which largely has been abandoned except for the Company's cellular alarm transport products. The Company's principal business today is the development and sale of infrared tracking ("IR Tracking") systems. These systems utilize infrared "badges" and sensors and a computer interface to monitor and locate people and equipment and for other security related purposes. Olmsted Engineering Co. ("Olmsted"), was recently acquired by merger. Prior to the merger, Olmsted had acted as a consultant to Versus with respect to IR Tracking, and continues to market ACU.CARV(TM), an integrated family of computer aided manufacturing programs used to operate numerically controlled cutting machines for the tool and die industries. The Company also manufactures and markets cellular alarm transport ("CAT") products to provide a cellular communication pathway for connected alarm panels as a back up or replacement for land-based telephone alarm lines.

     The Company's offices are located at 2600 Miller Creek Road, Traverse City, Michigan 49684. The telephone number is (616) 946-5868.



                           The Selling Shareholders

   Pursuant to private placements of its securities in 1995 and 1996 the Company entered into registration rights agreements with these purchasers of the Company's Common Stock. Additional restricted shares were received by Olmsted shareholders in the recent merger. Restricted shares were sold to Precision Tracking FM, Inc. ("PTFM") to acquire certain intellectual property used in the infrared tracking business. Restricted shares were delivered in satisfaction of the indebtedness owed to one other person. These shares will from time to time be offered for resale by the Selling Shareholders (see "Selling Shareholders"). In addition, the Company has outstanding an employee stock option held by an affiliate which may be exercised in the future. All of the net proceeds of the offering will be received by the Selling Shareholders of these securities. The total number of shares which may be offered pursuant to this Prospectus is 12,648,000 shares of Common Stock. Of these shares, 1,600,000 are restricted from sale prior to October 1, 1997.














                                                             [Black Border]

                            Summary Financial Data

                                  Three Months Ended           Years Ended
                                     January 31,               October 31,
                                   1997       1996          1996        1995
                                   ____        ____          ____       ____
Statement of Operations Data:
Net Sales ................. $   391,000 $    35,000   $   348,000  $  989,000
Gross Profit...............     201,000       6,000       123,000     489,000
Operating Loss.............    (428,000)   (402,000)   (2,030,000) (3,310,000)
Net Loss...................    (394,000)   (385,000)   (2,006,000) (2,497,000)
Net Loss per Share.........        (.01)       (.02)         (.09)       (.46)
Weighted average common
  and common equivalent
  shares...................  36,550,700   18,910,697   21,860,076   5,450,430

                                        As of                As of
                                  January 31, 1997     October 31, 1996
                                  ________________     ________________
Balance Sheet Data:
Working Capital.............          $3,215,000           $4,076,000
Total Assets................           9,539,000            8,787,000
Long-Term Debt..............              --                   --
Shareholders' Equity........           8,140,000            7,521,000

                                 Risk Factors

        An investment in the Common Stock offered by this Prospectus involves a high degree of risk. Risks involved in an investment in the Common Stock include, without limitation: risks relating to the Company's history of operating losses; risks relating to the emerging market for infrared tracking systems and to the Company's dependence upon this area of product concentration; risks relating to litigation in which the Company is presently involved; risks involving a class of expired warrants; risks relating to rapid technological change; risks relating to future capital needs and uncertainty of additional funding; risks relating to reliance upon third-party re-sellers; risks relating to dependence upon key personnel; risks relating to the management of growth; risks relating to limited protection of proprietary technology; risks relating to lack of an independent appraisal in the Olmsted merger; risks relating to control of the Company by its primary stockholders; risks relating to the anti-takeover provisions contained in the Certificate of Incorporation; risks relating to the limited market for the Company's Common Stock and its volatility; risks relating to the fact that the Company's stock constitutes a low-priced security; risks relating to sales of the Common Stock issued upon execution of options and warrants and other shares of restricted common stock; and risks relating to the Company's absence of dividends.














                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby. A purchase of the Shares offered hereby is speculative in nature and involves a high degree of risk. No purchase of the Shares should be made by any person who is not in a position to lose the entire amount of such investment.

Risks Relating to History of Operating Losses

     The Company is subject to risks associated with technology companies, including losses related to new ventures, uncertainty of revenues, profitability and the need for additional funding. The Company has a history of operating losses. The Company has incurred a loss of $2,006,000 in the fiscal year ended October 31, 1996. There can be no assurance that new product sales will be profitable, that existing product sales will either continue at historical rates or increase, that the Company will achieve profitable operations, or that new products introduced by the Company will achieve market acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Risks Relating to Emerging Market; Product Concentration

     The market for infrared tracking systems is emerging. To date, the demand for infrared tracking systems has been limited to hospital markets and, in this market, sales to date have been limited. There can be no assurance that the market for such products will grow at a rate sufficient to support the Company's business. The Company expects that its revenues will become dependent upon IR Tracking Systems. A failure to achieve substantial sales of IR Tracking Systems, as a result of competition, technological change or other factors, would have a material adverse effect on the Company's results of operations in the future.

Risks Relating to Litigation

     The Company was unsuccessful in defending a claim, brought by a prior warrantholder, that it had improperly failed to adjust a warrant exercise price of now-expired warrants and that the warrantholder was damaged thereby. This warrantholder held 300,000 warrants and recovered a judgment for $195,000. Two additional actions have been filed as class actions on behalf of the remaining holders of 1,933,800 warrants. If either of these class actions were certified and if the plaintiffs were as successful as the first plaintiff, the Company could have an actual exposure exceeding $1,250,000. See "Legal Proceedings".

Risks Relating to Rapid Technological Change; Reliance on Continued Product Development

     The infrared technology industry in general is characterized by rapidly changing technology. The Company must continuously update its existing and planned products to keep them current with changing technologies and must develop new products to take advantage of new technologies that could render the Company's existing products obsolete. The Company's future prospects are highly dependent on its ability to increase the functionality of its products in a timely manner and to develop new products that address new technologies and achieve market acceptance. There can be no assurance that the Company will be successful in these efforts. If the Company were unable to develop and introduce such products in a timely manner, due to resource

constraints or technological or other reasons, this inability could have a material adverse effect on the Company's results of operations. Due to the uncertainties associated with the Company's emerging market, there can be no assurance that the Company will be able to forecast product demand accurately or to respond in a timely manner to changing technologies and customer requirements.

Risks Relating to Future Capital Needs and Uncertainty of Additional Funding

     The Company has expended, and will continue to expend in the future, substantial funds to complete the research, development, manufacturing and marketing of its products. Based on its current staffing level and product development schedule, the Company anticipates that its working capital and funds anticipated to be derived from operations should be adequate to satisfy its capital and operating requirements during the current fiscal year. This estimate is based upon the assumptions that sales meet internal projections. Adequate funds, whether through financial markets or from other sources, may not be available when needed or on terms acceptable to the Company. In the event that the Company is not able to obtain additional funding on a timely basis, the Company may be required to scale back or eliminate certain or all of its development, manufacturing or marketing programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop, manufacture or market itself. Any of these actions could have a material adverse effect on the Company's results of operations, in order to satisfy its capital and operating requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Risks Relating to Reliance on Third Party Reseller

     The Company sells its IR Tracking Systems through a third party. Accordingly, the Company is dependent on the continued viability and financial stability of this reseller, Marquette Electronics, Inc. There can be no assurance that the Company's reseller will continue to purchase the Company's products or provide them with adequate levels of support. The loss of, or a significant reduction in sale volume to the Company's reseller could have a material adverse effect on the Company's results of operations. See "Business -- Marketing and Business."

Risks Relating to Dependence on Key Personnel

     The Company has a small core management and development team and the unexpected loss of any of these individuals would have a material adverse effect on the Company's business and results of operations. Gary T. Gaisser (President, Chief Executive Officer and Director) has an employment contract with the Company which contains a non-competition covenant in the event of voluntary termination. The enforceability and scope of this employment agreement are subject to judicial interpretation and therefore may not be enforceable as written. At present, there is no key-man insurance in place for any members of the Company. See "Management."

Risks Relating to Management of Growth

     The Company has recently expanded its core operations. The growth of the Company's business has placed, and if sustained will continue to place a substantial burden on its managerial, operational, financial and information systems. In particular, the growth of the Company's business has required and, if sustained, will continue to require the employment of additional engineering personnel. There can be no assurance that the Company will be


able to hire employees with the necessary qualifications. The future success of the Company also depends upon its ability to attract and retain highly skilled managerial, sales, marketing and operations personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. There can be no assurance that the Company's management will be able to manage future expansions, if any, successfully, or that its management, personnel or systems will be adequate to support the Company's operations or will be implemented in a cost-effective or timely manner. The Company's success depends, to a significant extent, on the ability of its executive officers and other members of senior management to respond to these challenges effectively. The Company's inability to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."

Risks Relating to Limited Protection of Proprietary Technology

     The Company regards its technology as proprietary and attempts to protect it under applicable patent, copyright and trade secret laws as well as through contractual restrictions on disclosure, use and distribution. There can be no assurance that patents will not be challenged or that trade secrets will remain undisclosed, that its non-disclosure agreements will not be breached, that there will be adequate remedies for any such breach, or that the Company's systems, processes and operations will not be reverse engineered or independently developed. It may be possible for unauthorized third parties to copy the Company's products (notwithstanding the existence of any nondisclosure agreement) or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Any access to or use by competitors of the Company's technology could have a material adverse effect on the Company. In addition, the Company is not aware of any claims that it is infringing intellectual property rights of third parties, but there can be no assurance that the Company will not face a claim that it is infringing the intellectual property rights of others. There can be no assurance that the Company will be successful in any resulting litigation or obtain a license on commercially reasonable terms, if at all, or will not be prevented from engaging in certain activities. Defense and prosecution of infringement claims can be expensive and time consuming, regardless of outcome, and can result in the diversion of substantial financial management and other resources of the Company. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

   Risks Relating to Lack of an Independent Appraisal in Olmsted Merger

        No independent appraisal was obtained in determining the share exchange ratio of Olmsted common and preferred stock for common stock of the Company when Olmsted was acquired. Although the terms of the merger exchange ratio were negotiated at arm's length by the respective parties, no assurance can be given that the value of shares issued by the Company with respect to the merger accurately reflected the fair market value of Olmsted. See "Certain Transactions."

Risks Relating to Control by Existing Stockholders; Anti-Takeover Provisions

     The Company's directors and officers taken as a group beneficially own in the aggregate approximately 23.9% of the Company's outstanding Common Stock. Certain principal stockholders are directors or executive officers of the Company. As a result of such ownership, these stockholders will be able to exercise a degree of control with respect to matters requiring approval by the stockholders of the Company, including the election of directors. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Risks Relating to Limited Market for Common Stock; Possible Volatility of Stock Price

     The Common Stock is not currently traded on any exchange or quoted on the NASDAQ National or Small Cap markets. Trading is presently conducted through broker dealers on the NASDAQ Bulletin Board. No assurance can be given that an active public market will exist in the future. Factors such as announcements of the introduction of new or enhanced products by the Company or its competitors and quarter-to-quarter variations in the Company's results of operations, as well as market conditions in the technology and emerging growth company sector, may have a significant impact on the market price of the Company's shares. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

Risks Relating to Investment in Low-Priced Securities

     The market for low-priced securities, securities which typically sell for less than $5.00 per share, has been the subject of a number of regulatory developments which increase the regulatory compliance obligations of companies regularly marketing low-priced securities. The Common Stock presently trades below $1.00 per share. Thus, it is less likely that broker dealers will make a market and/or otherwise trade in the Company's securities as compared with securities for which the stock price is in excess of $5.00 per share. This may affect the breadth of the market for the Common Stock and also affect the price at which the Common Stock may trade.

Risks Relating to Sales of Common Stock Issuable Upon Exercise of Options and Warrants and Sales of Other Shares.

    The Company currently has outstanding stock options to purchase 1,200,000 shares of Common Stock and warrants to purchase 2,013,969 shares of Common Stock, none of which are registered hereunder. The Company also has outstanding 11,477,889 shares issued in September of 1995 and 8,386,076 shares issued in August of 1996 of restricted common stock not registered hereunder. Subsequent to the exercise of such options and warrants and to the issuance of shares of Common Stock thereunder, such shares and these other restricted shares may be offered and sold by the holders thereof subject to the provisions of Rule 144 under the Securities Act, or pursuant to an effective registration statement filed by the Company. The sale or potential sale of these shares of Common Stock could have the effect of reducing the market price of the Company's Common Stock. In addition, 1,600,000 of the shares registered hereunder may not be sold until October 1, 1997.

Risk Relating to No Dividends.

     The Company has never declared or paid dividends on its Common Stock since its formation. The Company currently does not intend to pay dividends in the foreseeable future. The payment of dividends, if any, in the future will be at the discretion of the Board of Directors.








                                 USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock which may be offered for sale from time to time by the Selling Stockholders. Except as set forth below, none of the Selling Stockholders has held any position or office with the Company within the last three years. Other than the relationships described below, none of the Selling Stockholders have any material relationship with the Company or have had such relationship within the last three years.

                                                   Shares Owned and
     Selling Stockholder                               Being Offered

Albin, Jonathan & Michelle, JTWROS                         14,000
Alan W. Steinberg Limited Partnership                     500,000
Barrows, Robert L.                                         60,000
Barrows, June H.                                          100,000
Barrows, Donna E.                                          70,000
Bendix, Richard                                            10,000
Berg, Sam L. TR                                            10,000
Bernat, Marcelo                                            20,000
Boul, David                                                10,000
Broh, Irwin & Sybil, JTWROS                                10,000
Clair, Ron C.                                             100,000
Cohen, Michael                                             10,000
Cole, Abby                                                 10,000
Collins Group Trust III                                   200,000
Couderay Partners                                          20,000
Coulter, Wallace Living TR DTD 8/2/93                      50,000
Daly, Jerome & Susan K. JTWROS                             25,000
Devaco, c/o Moira Fahey, LaSalle National Trust           400,000
Donahue, Toni                                              50,000
Eidelman, David R.                                         50,000
Eisenberg, Cherie                                           6,000
Eisenberger Investments                                    67,000
Esposito, Phyllis M.                                      100,000
Esposito, Helen R.                                         50,000
Feldman, Roberta, Dr.                                      10,000
Finney, Stanford D., Jr.                                  100,000
Frappier, Robert E.                                        20,000
Goodman Partners III                                       20,000
Grammes, Mark R.                                           50,000
Gray, Ronald                                               40,000










                                                 Shares Owned and
Selling Stockholder                                  Being Offered

Hager, Lloyd Revocable Trust                               50,000
Harris, William W. Trust                                  200,000
Harris, Joshua Declar. of Trust                            10,000
Herzog I                                                   30,000
Herzog, David                                              58,000
Herzog, David C/F Mordechi Herzog UGMA NY                   5,000
Herzog, Philip & Tova, JTWROS                              15,000
Herzog, Rina                                               10,000
High View Fund, L.P., The                                 325,000
High View Fund, L.L.C., The                               325,000
Irving Harris Foundation B                                 50,000
Irving Harris Foundation A                                 50,000
Isaacs, David                                              10,000
Jones-Hall, Yvonne B.                                      25,000
Kallis, Rosamond IRA Trust                                 25,000
Kaplan, William and Pearson, Diane                          6,000
Katz, Philip                                               47,000
Kramer, Neil PS TR                                         10,000
Kupferberg, Lloyd                                          10,000
Landau, Howard Trust DTD 12/19/87                          10,000
Lewis, B. Franklin & Leona S. TTEES BF&LS                  80,000
  Lewis Charitable Remainder Untrust
Lieberman, Dorothy Def. Benefit                           200,000
Lisco, Lynne TR                                             5,000
Livingston, Patricia                                       10,000
Livingston, Frederick III                                   5,000
Lund, Charles and Jane Ten Cm.                             10,000
Mann, Robert, Rev TR DTD 3/13/91                           40,000
Marks, John                                                25,000
McHugh, Fred & Judy JT WROS                                20,000
Menoutis, Monique                                          10,000
Merrill Lynch Special Value Fund, Inc.                  4,500,000
Mesnick, Paul S.                                           20,000
Metzner, Mark J., Trustee                                  40,000
Miller, Lloyd I.                                          160,000
Mitchell, Richard Craig TR of 1994                         10,000
Nersessian, Edward Dr. MMP                                100,000
Nersessian, Gregory                                        10,000
Nersessian, Mary Luallen PSP                               50,000
Nersessian, Mary Luallen MMP                               50,000
Nersessian, Caroline                                       10,000
Nersessian, Anna                                           10,000
Nersessian, Edward and Mary JTWROS                         70,000
Nersessian, Edward M.D., PSP                              180,000
Nersessian, Edward M.D., Profit Sharing Plan               50,000
Ollech, Rickie                                              5,000






                                                  Shares Owned and
     Selling Stockholder                               Being Offered

Pelts, James J.                                            30,000
Penchina, Meira A., Ttee Meira S. Penchina
  Revocable Family Trust                                   20,000
Precision Tracking, FM, Inc.*                           1,600,000
Rainbow Trading Partners, Ltd.                            100,000
Rainbow Trading Venture Partners, L.P.                    100,000
Rakietein, Ellen                                           20,000
Rosbrow, Patricia J.                                       30,000
Roskin, Doris De Woskin                                    40,000
Royal Wine Corp. PSP                                       25,000
Samore, Richard                                            10,000
Schlesinger, Valerie Peck                                  10,000
Schnitzer, Thomas 1992 Declar. of TR                       40,000
Schoenbrun, Arnold I.                                      20,000
Simon, Lori                                                20,000
Solomon, Gina                                              50,000
Solomon, Irwin PSP                                         50,000
Solomon, Irwin & Rebecca JT/WROS                           70,000
Strasser, Jonathan                                         35,000
Teltser, Harold                                            10,000
Thunen, Garret and Carol, JT                              500,000
Tucker, A. Robert & L. Jean TTEES                          40,000
  Winchester Surgical Clinic
Victor, Joan Berg                                          20,000
Wark, Mary Ann Barrows                                     40,000
Wellek, Elizabeth                                          40,000
Young, Nicholas and Mariann PC Defined Pension Trust      200,000
Young, Nicholas & Marianne JTWROS                         150,000
Young, Nicholas and Marianne, JTWROS                      100,000
Young, Nicholas and Marianne Defined Benefit Pension Plan 100,000
Zepick, Lyle F.                                            25,000
Zheutlin, Michael PS Retire Plan                           20,000
Zuckerman, Max                                             10,000
_______________________________
*These shares may not be sold until October 1, 1997 - See "Business - Intellectual Property"













     Pursuant to registration rights agreements entered into when certain Selling Stockholders acquired their Shares, the Company agreed that after six months and upon the making of certain demands, to file a registration statement for the resale of such Shares and to use its best efforts to cause such registration statement to be declared effective. Pursuant to those agreements, the Company will pay all expenses in connection with the registration of the Shares, but will not pay any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Stockholders, and any stock transfer taxes payable by reason of any such sale.


                                 DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for use in its business. Any dividends declared in the future will be at the discretion of the Board of Directors.


            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Previously the Company's Common Stock was traded over the counter on NASDAQ under the trading symbol "VSTI." Such securities are not currently listed, as the Company for a period of time did not meet the balance sheet requirement of the NASD. At present, the Company does not meet the NASD's minimum per-share price requirements for new listings and therefore has not been relisted. The Company intends to apply for NASDAQ relisting of its Common Stock as soon as all of the NASD requirements are again met. The Common Stock is traded over the counter by several market makers through the NASDAQ Bulletin Board.

     The price ranges presented below represent the high and low bid prices of the Company's Common Stock during each quarter. Quotations reflect interdealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.


                                   1997            1996             1995
   Fiscal Quarter Ended:       High   Low      High    Low      High    Low
                              ------ -----    ------  -----    ------   ---

   January 31                 29/32   1/2      17/32    3/8      7/8    3/8
   April 30                                     7/8     3/8      3/8    1/4
   July 31                                     29/32   21/32     9/16   1/4
   October 31                                 1-1/16   21/32    17/32   3/8

     As of April 25, 1997, the Company had 406 shareholders of record of its Common Stock and the average of the bid and asked prices was $.625.




                             SELECTED FINANCIAL DATA

    The following selected financial data is qualified by reference to and should be read in conjunction with the Financial Statements and the Notes thereto and the Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the year ended October 31, 1995 and the year ended October 31, 1996 and the balance sheet data at October 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited financial statements and notes thereto included elsewhere in this Prospectus. The selected financial data presented below for the three months ended January 31, 1997 and 1996 was derived from unaudited financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of the Company, all unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods presented. The results of operations for the three months ended January 31, 1997, are not necessarily indicative of the results to be expected for the full year.


                              Three Months Ended                    Years Ended
                                  January 31,                       October 31,
                              ------------------    ------------------------------------------

(In Thousands)                     1997   1996        1996     1995     1994     1993     1992
Statement of Operations Data:
  Net revenues                  $   391  $  35     $  348    $  989  $ 3,200   $ 5,009  $ 5,357
  Cost of sales                     190     29        225       500    1,928     2,129    2,706

  Gross profit                      201      6        123       489    1,272     2,880    2,651


  Operating Expenses:
    Research and development         98    160        432       957      500      154      142
    Selling, general and
      administrative                486    187      1,526     1,946    3,250    2,596    3,319
    Litigation defense costs,
      settlements and judgments      45     61        195       896      687       --       --

       Total operating expenses     629    408      2,153     3,799    4,437    2,750    3,461

  Income (loss) from operations    (428)  (402)    (2,030)   (3,310)  (3,165)     130     (810)

  Other income (expense):
    Interest income                  46     23         73        17       13      20         1
    Interest expense                 (5)    (1)       (49)      (19)     (20)    (12)     (121)
    Other                            (7)    (5)        --        26       (4)     --        32
    Gain on sale of subsidiary and
      sale of product line           --     --         --       789       --     490       245

  Income (loss) before provision
     for income taxes minority
     interest and extraordinary
     item                          (394)  (385)    (2,006)   (2,497)  (3,176)    628      (653)
   Provision for income taxes        --     --         --        --       --    (276)      (52)
   Minority interests                --     --         --        --       --      --       (35)
   Utilization of net operating
     loss carryforward               --     --         --        --       --     276        --
  Net income (loss)              $ (394) $(385)   $(2,006)  $(2,497) $(3,176) $  628  $   (740)

  Income (loss) per share          (.01)  (.02)   $ (0.09)  $ (0.46) $ (0.76) $ 0.15  $  (0.28)

  Shares used in computing
    per share amounts            36,551 18,911     21,860     5,450    4,160   5,298     2,650

                                  As of                          As of October 31,
                            January 31, 1997        1996      1995     1994     1993     1992
                            ----------------     ----------------------------------------------
Balance Sheet Data:
  Working capital                $3,215          $ 4,076   $ 1,157  $   145  $ 3,036  $   355
  Total assets                    9,539            8,787     2,435    3,083    5,391    3,763
  Total liabilities               1,399            1,266     1,361    2,236    1,376    2,443
  Total shareholders' equity      8,140            7,521     1,074      847    4,015    1,320


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section contains forward-looking statements regarding the Company's business and financial condition. No assurance can be given that actual results of operations will not differ materially from the forward-looking statements contained herein. For a discussion of various factors which may cause actual results to vary, see "RISK FACTORS" commencing at page 4 hereof.

    The following discussion and analysis focuses on the significant factors which affected the Company's consolidated financial statements during fiscal year 1996 and the first quarter of fiscal year 1997, with comparisons to fiscal 1995 and the first quarter of fiscal year 1996 where appropriate. It also discusses the Company's liquidity and capital resources. The discussion should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

    The following table sets forth selected financial data for the Company for the periods indicated:

(in thousands except per share amounts)

                                   Three Months Ended   Year Ended October 31,
                                      January 31,
                                     1997        1996       1996         1995
-----------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:

Net sales                         $   391    $    35      $   348     $   989
Net loss                             (394)      (385)      (2,006)     (2,497)

Net loss per common share            (.01)      (.02)        (.09)       (.46)

Weighted average number of common
  shares outstanding               36,551     18,911       21,860       5,450

BALANCE SHEET DATA:

Working capital                   $ 3,215    $ 4,076      $ 4,076     $ 1,157
Total assets                        9,539      8,787        8,787       2,435
Total liabilities                   1,399      1,266        1,266       1,361
Shareholders' equity                8,140      7,521        7,521       1,074


 RESULTS OF OPERATIONS

 Three Months Ended January 31, 1997 and January 31, 1996
--------------------------------------------------------
    Total sales for the first quarter of fiscal 1997 of $391,000 were $356,000 above sales of $35,000 for the corresponding quarter in fiscal 1996. This increase is primarily due to significant growth in sales of the infrared tracking systems and Olmsted sales included in the first quarter 1997 that were not included in the first quarter of 1996 (part of the acquisition). Of the total sales in the first quarter of fiscal 1997, approximately 45% were attributable to infrared tracking sales, 48% to Olmsted sales, and 7% to cellular Sales. The Company is continuing its development and marketing of infrared products and expects this product line to be the Company's primary focus in fiscal 1997. The Company's marketing staff has now been developed, and a distributor agreement has been established, which provide a foundation for future marketing and sales efforts.


    Cost of sales as a percentage of sales in the first quarter of fiscal 1997 decreased to 49% from 83% for the same quarter in fiscal 1996. This change was attributable to the increase in infrared sales and the inclusion of Olmsted sales in first quarter fiscal 1997, both of which had a higher gross profit margin.

    The Company's selling, general and administrative expenses for the first quarter of fiscal 1997 increased $299,000 or 109%, over the first quarter of fiscal 1996. This increase was primarily due to the Company's acquisition of Olmsted in August 1996, and the inclusion of the expenses for Olmsted's operations in the consolidated financial statements in 1997. Research and development expenses for the first quarter of fiscal 1997 were $98,000 compared to $160,000 for the first quarter of fiscal 1996. The Company's acquisition of Olmsted, the Company's primary source of research and development for the IR Tracking System in the first quarter of fiscal 1996, resulted in significantly reduced research and development costs in the first quarter of fiscal 1997.

    In the first quarter of fiscal 1997, other income, net increased $17,000 or 100% from 1996 levels due primarily to the increase in interest earned on the proceeds from the August 1996 private placement.


Fiscal Years 1996 and 1995
-------------------------
     During fiscal 1996, the Company experienced a net loss of $2,006,000 compared to a net loss of $2,497,000 for 1995. As discussed in more detail below, the 1996 loss is primarily attributable to low sales levels, combined with relatively high operating expenses, experienced as the Company transitioned to its new product line, IR Tracking systems. Net loss per share decreased from $.46 in 1995 to $.09 in 1996. As indicated by the increased weighted average number of shares disclosed above, these per share numbers were significantly impacted by the significant number of additional shares issued during 1996 and 1995. Outstanding shares at October 31, 1996 totaled 36,543,573. This higher level of outstanding shares will affect future per share calculations.

     On August 26, 1996, the Company acquired Olmsted Engineering Co. (Olmsted) in exchange for 6,379,889 shares of the Company's common stock, valued for accounting purposes at $.50 per share, and cash of $65,000, resulting in a total purchase price of $3,255,000. For accounting purposes, the price of the acquisition was determined based upon a contemporaneous sale of restricted common stock at $.50 per share. Olmsted's operating results

have been included in the consolidated results of operations since the date of acquisition and, as such, did not have a significant impact on results for the year. Olmsted has served as the Company's research and development consultant since 1994. The Company and its Board of Directors believe the acquisition was critical to the continued development and success of the IR Tracking system due to the long-term business relationships that have been developed by Olmsted over the years, and the knowledge Olmsted gained as a consultant to the Company when developing the IR Tracking system.

     Net sales for fiscal 1996 were $348,000 or 65% below net sales of $989,000 reported for fiscal 1995. This decrease of $641,000 resulted primarily from the sale of the DCX product line in fiscal 1995 and to the discontinuance of sales of certain cellular products during fiscal 1996. Net sales related to cellular products and services were approximately $157,000 in fiscal 1996, down approximately $598,000 or 79% from $755,000 reported in fiscal 1995. Net sales attributable to the DCX product line in 1995, prior to its sale, amounted to approximately $586,000. The remaining 1996 security segment sales, amounting to $89,000, were IR Tracking system sales. Fiscal year 1996 net sales also include approximately $102,000 from sales of software and related services by the Company's subsidiary, Olmsted Engineering Co. ("Olmsted"), which was acquired by the Company in August 1996. This net sales amount represented Olmsted's net sales from the acquisition date through year end. Had all Olmsted net sales for the twelve months ended October 31, 1996, except intercompany sales to Versus, been included in 1996 net sales, total Olmsted net sales would have been approximately $522,000.

     The Company has continued development of its infrared products during fiscal 1996, focusing primarily upon infrared tracking systems which the Company intends initially to market to the health care markets. The Company markets infrared personnel/equipment tracking systems to health care providers nationally under its marketing arrangement with Marquette Electronics, Inc., as discussed below.

     Cost of sales as a percentage of net sales for fiscal 1996 increased to 65% from 51% in fiscal 1995. This increase is primarily due to temporary changes in product mix concentrations in fiscal 1996. Cost of sales of infrared product lines, as a percentage of net sales, are expected to be significantly lower than total cost of sales as a percentage of net sales as reported for fiscal 1996. Similarly, cost of sales of software and related services of Olmsted are expected to be significantly less as a percentage of sales.

     Selling, general and administrative expenses were reduced in fiscal 1996 by approximately $420,000 or 22% from fiscal 1995. The decrease was primarily due to the Company's continued downsizing of its sales, marketing and other administrative functions during 1996 while it was preparing for market introduction of its infrared tracking systems in November of 1996. Research and development expenditures similarly were reduced by approximately $525,000 or 55% from fiscal 1995. That reduction was primarily the result of the Company's completion of research and development associated with its existing infrared tracking system product lines. Litigation defense costs, settlements and judgments were reduced in fiscal 1996 by approximately $701,000 from fiscal 1995, largely as a result of the settlement of pending litigation in August 1995. Substantially all costs associated with that pending litigation were expensed by the Company in fiscal 1995.

      Interest income increased to $73,000 in fiscal 1996 from $17,000 in fiscal 1995, primarily due to the deposit of proceeds from the Company's private placement of its common stock into interest bearing accounts in late fiscal 1996. Interest expense increased to $49,000 in fiscal 1996 from


$19,000 in fiscal 1995. This increase is primarily attributable to a note payable executed by the Company in August 1995, which matured in January 1997. The reduction of $815,000 of other income in fiscal 1996 from fiscal 1995 is due primarily to the recognition in fiscal 1995 of the last installment of deferred gain associated with the sale of a Company subsidiary in 1992, amounting to $365,000, and the gain associated with the sale of the DCX product line in the amount of $424,000.

     For federal income tax purposes, the Company is in a net operating loss carryforward position. As disclosed in more detail in Note 6 to the consolidated financial statements, realization of gross deferred income tax assets at October 31, 1996 is dependent upon generating sufficient taxable income prior to expiration of the loss carryforwards and such loss carryforwards are subject to certain tax law limitations. By recording a 100% valuation allowance against its gross deferred income tax assets, the Company has not reflected the net operating loss carryforward amounts or other deferred income tax assets in its consolidated financial statements at October 31, 1996. In addition, no income tax benefit was recorded relating to the 1996 operating loss.

     The Company is now positioned to continue marketing infrared tracking systems to health care providers, beginning in early fiscal 1997, both through its direct marketing efforts and its Exclusive Marketing Agreement with Marquette Electronics, Inc. This Agreement gives Marquette exclusive marketing rights to sell the IR Tracking system to any acute-care hospital in the United States. It also obligates Marquette to purchase a certain number of systems over a three-year period (10 systems through June 29, 1997, 100 systems from June 30, 1997 through June 29, 1998 and 200 systems from June 30, 1998 through June 29, 1999) and can be modified or terminated by either party prior to the beginning of the second and third contract years. This Agreement is expected to result in significantly more sales during fiscal 1997 and will be a key determining factor for the initial success of the IR Tracking system. There can be no assurance the agreement will not be terminated by Marquette, however, management currently has no reason to believe that the agreement will be modified or terminated to the detriment of the Company.

     Longer term, the Company also intends to market its infrared tracking products directly to financial institutions, governmental entities, professional services providers, correctional facilities and manufacturing markets. Additionally, the Company intends to continue marketing software and related services through Olmsted. Lastly, the Company has retained two relatively small product groups from the cellular era in the area of backup and mobile security. However, these cellular products are not expected to constitute a significant part of the Company's revenues in the future relative to infrared sales.


LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1996 and the three months ended January 31, 1997, the Company relied primarily on cash proceeds generated from private placements of its common stock in September 1995 and again in August 1996. Those two private placement offerings generated net proceeds to the Company of approximately $2.7 million and $5.2 million, respectively. The cash balances at October 31, 1996 resulted from the proceeds of the most recent private placement offering. The Company believes the combination of these cash balances, the cash expected to be generated during fiscal 1997 from sales of its infrared tracking systems, and continued sales of software and related services, should be sufficient to meet projected cash needs over the next twelve months.


     As of January 31, 1997, the Company purchased from Precision Tracking FM, Inc. (PTFM"), previously the principal supplier of certain of the Company's infrared tracking component parts, PTFM's intellectual property, including patents related to infrared tracking. In the future, the Company intends to contract for the manufacture of these component parts and assemble the final components. As part of this purchase, the Company also acquired all of PTFM's trademarks and trade names. The purchase was in consideration of $500,000 and 1,600,000 restricted shares of the Company's Common Stock (which are subject to resale hereunder after October 1, 1997). A one-year Engineering and License Agreement was entered into by the parties to assist Versus in the technology transfer and to support Versus in use and development of the technology. Under the Engineering Agreement, expense reimbursement payments are estimated at $40,000 per month.


SIGNIFICANT LIQUIDITY FACTORS:

                                    January 31,          October 31,
                                    -----------          -----------
                                       1997             1996      1995
                                       ----             ----      ----

               Current ratio           3.30:1           4.2:1     2.1:1
               Quick ratio             3.18:1           4.0:1     2.0:1


NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The new statement, effective November 1, 1996 for the Company, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, the loss should be recognized in the statement of operations and certain disclosures regarding the impairment should be made in the financial statements. The Company's adoption of SFAS No. 121, during the three months ended January 31, 1997, had no material impact on the Company's financial position or results of operations.

    In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method to record compensation expense based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. The Company was required to adopt SFAS No. 123 prospectively beginning November 1, 1996. Management has continued to account for its stock option plans in accordance with APB Opinion No. 25 and will provide supplemental disclosures as required by SFAS No. 123, beginning in 1997. No additional disclosures are required on an interim basis.









                                    BUSINESS

     This section contains forward-looking statements regarding the Company's business and financial condition. No assurance can be given that actual results of operations will not differ materially from the forward-looking statements contained herein. For a discussion of various factors which may cause actual results to vary, see "RISK FACTORS" commencing at page 4 hereof.

     (a)  Business Development and Principal Products.

     Versus Technology, Inc. ("Versus" or the "Company") is a Delaware corporation incorporated in October 1988 and was originally formed to be principally engaged in the business of manufacturing and marketing Derived Channel Multiplex ("DCX") alarm systems which used existing telephone lines without the necessity of a dial tone. The Company had also developed a line of cellular alarm transport ("CAT") systems.

     On September 15, 1993, the Company completed a private placement of one million shares of its common stock to a group of accredited investors at $2.05 per share. Of the net proceeds of $1,774,000, approximately $400,000 was used to purchase certain intellectual property and assets (patents, trademarks, etc.) relating to infrared tracking ("IR Tracking") systems and technology. The balance of the proceeds was used to provide additional capital resources to further develop and extend the IR Tracking technology systems, and to fund the growth of the Company's cellular alarm technology.

     In 1994, Versus experienced significant losses which led its Board of Directors to take substantial steps to restructure the Company. The Company implemented a plan to reduce overhead and sell the DCX business. In November 1994, the DCX business was sold and in early January 1995, John Mischak was replaced as President and Chief Executive Officer. The Board appointed Gary
T. Gaisser as President and Chief Executive Officer, who was then the President of Olmsted Engineering Co. ("Olmsted"), the Company's principal development consultant in the area of IR Tracking. In September 1995, the Company's employment levels and other expenses were sharply reduced, and the business headquarters were relocated from Trenton, New Jersey to Traverse City, Michigan, the principal executive offices of Olmsted.

     On September 29, 1995, the Company completed a private placement of 14,674,917 shares of its common stock to accredited investors at $0.20 per share. After payment of bridge loans, the net proceeds of $2,428,000 were used to develop the IR Tracking business and for general operating expenses.

     On August 26, 1996, the Company completed a private placement of 11,335,000 shares of its common stock at $.50 per share, with net proceeds totaling approximately $5,201,000. The proceeds will be used for working capital and further development of the IR Tracking technology. Concurrent with this private placement, the Company acquired Olmsted in exchange for 6,379,889 shares of Versus common stock, plus cash of $65,000, amounting to a purchase price of $3,255,000, net of related costs.

     Olmsted, a wholly-owned subsidiary of Versus, will continue to do business under the Olmsted Engineering Co. name. The Company and its Board of Directors believe this acquisition was critical to the continued development and success of the IR Tracking system due to the long-term business relationships that had been developed over the years, and the knowledge Olmsted gained as a consultant to the Company when developing the IR Tracking system.



     The Company currently operates in two business segments: security; and systems design and engineering. The Company's IR Tracking system and cellular line products constitute its security business and the systems design and engineering business incorporates Olmsted's line of business. Olmsted has been in business for nearly 20 years and is a recognized name in a narrow segment of the complex machining market. Its trademark product, ACU.CARV(TM), a family of Computer Aided Manufacturing software programs, has enjoyed considerable success in the precision machining industry. ACU.CARV(TM), along with other similar products, will continue to be sold and maintained under the Olmsted name.

     In addition to the continuing Olmsted business, the Company's primary focus will be directed to the development and expansion of IR Tracking systems. These systems permit the instantaneous identification and tracking of the location of people and equipment, can be used to control access, and permit instantaneous two-way communication. The Company believes that this technology will have a wide range of applications. The first market being addressed by the Company is the health care industry. Near term enhancement and expansion of this technology that will permit the transmission of increased data is also underway. The system is based on the Company's patented proprietary technology involving the transmission and reception of infrared light for use in tracking multiple subjects in several areas.
Several demonstration systems were put into place over the past year and have been operating with high levels of customer satisfaction. In fiscal year 1996, the Company's sales of IR Tracking systems totaled $89,000. See "Business of the Issuer -- Material Customers" for a discussion of an exclusive marketing agreement with a large medical equipment supplier that should significantly increase sales in the coming fiscal year.

     The Company also manufactures and distributes a number of cellular products for data transmission and cellular alarm transport. The Company's products can handle the sending of alert notices, such as alarm reporting for fire, burglar, health, security and other alert communication requirements. The Company's CAT products manufacturing began in late 1993. However, a large portion of the CAT products have since been discontinued due to the settlement of a patent infringement suit in the fourth quarter of the 1995 fiscal year.

  (b)  Business of the Issuer

      (1)  Principal Products and Services

Security Segment

  Infrared Security System and Technology ("IR Tracking")

     The Company's tracking and security system is the primary product of the Company. The system is based on the Company's patented proprietary technology involving the transmission and reception of infrared light for use in tracking multiple subjects in several areas. This technology was acquired in fiscal 1993. With the assistance of Olmsted, functioning in a consulting capacity, this technology was further developed and enhanced. In 1997 additional intellectual property held by a component supplier was acquired.

     This IR Tracking system (which the Company refers to as its Nightingale System when sold in a medical setting) can be used to monitor and locate people and equipment and/or to control access to secured areas. The system consists of compact badges, sensors and receivers and a central processing computer. Badges can be attached to people and equipment. Each badge transmits a unique identifying code and up to sixteen status codes. Sensors and receivers, inconspicuously located in each room or zone, receive and validate transmitted signals and send them to the central processing computer. The central processing computer operates on the signals from the receivers.
It locates each badge, determines
its status (i.e., condition, environment, etc.) and provides users with a graphical display locating people and equipment. Other programmable features include directed pages, telephone call forwarding, equipment usage logs, and door openings and closings. In addition, two way communication is possible.

     Cellular Alarm Transport ("CAT")

     The principal function of the Company's CAT products is to provide a connected alarm panel with a communication pathway through the cellular communications network. The cellular communications network is functionally identical to the switched telephone network (land line) service commonly employed in alarm monitoring. Additionally, the Company's cellular alarm products provide security reporting protection in applications where land line based security is not feasible or practical. Generally, the CAT is used as a cellular backup alarm product, in which alarm messages are transmitted over the cellular network to a telephone switch network used by the alarm monitoring agency to receive such data and signals. The Company's cellular product is comprised of a cellular radio transceiver and an interface printed wiring assembly mounted within a steel enclosure.

Systems Design and Engineering Segment

     As discussed earlier, the Company's acquisition of Olmsted added this line of business. Under the Olmsted name, the Company sells and maintains the ACU.CARV(TM) product line which consists of a wide range of manufacturing solutions including software, hardware, support and shop floor communications networks. ACU.CARV(TM) is an integrated family of Computer Aided Manufacturing
(CAM) software programs used to operate computer numerically controlled machines, mainly in the mold, die and pattern making industries. ACU.CARV(TM)'s focus is to allow the end user to machine efficiently and economically. The ACU.CARV(TM) family of products provides instructions to control the movement of a stationary robot. This is a mature product line with a wide range of existing applications and provides the basis for future product development. Application areas include:


       -    Milling
       -    Wire EDM (Electronic Discharge Machining)
       -    Turning
       -    CAD/CAM (Computer Aided Design/Computer Aided Manufacturing)
       -    Programming services
       -    DNC (Direct Numerical Control)
       -    Design

     Olmsted is an Autodesk registered developer which gives it access to the AutoCad (the largest CAD system in the world) dealer network. This network allows access to over 600,000 architects and contractors worldwide with a product that will help create a floor plan layout for the sensory net, which, as discussed below, is the backbone of the Versus IR Tracking system.

     In addition to revenues from the sale of ACU.CARV(TM) products, the Company also receives monthly maintenance and enhancement fees from the customer who, in turn, receives technical support and semi-annual update releases.

     Olmsted also provides a programming service, hardware and software integration, complete turn-key systems and contract software consulting and development.

     Underlying Olmsted's ACU.CARV(TM) software programs and other programming capabilities is a "source code" library which consists of approximately five million lines of code containing the underlying algorithms from which software products are generated. The Company's IR Tracking system was based on
developments taken from this source code library during the time in which Olmsted was performing consulting services for the Company. The Company believed that it was critical to the future of its IR Tracking system product line that it have continued access to this source code library along with Olmsted's developed engineering staff. The acquisition of Olmsted ensures this continuity and provides the Company with a competitive advantage equivalent to much larger corporations.

      (2)  Marketing and Distribution

Infrared Security System and Technology

     Prior to its acquisition by the Company in 1993, this infrared security product had been sold and installed in three working environments, all in the health care industry. Additionally, two demonstration systems were sold for use in governmental high security facilities. Enhancements made to this technology over the past year will permit the transmission of increased data. Currently, the health care market is primarily targeted for penetration due to the technology's initial success there, and the existing interest that has developed. At present, the Company has entered into an exclusive marketing agreement with Marquette Electronics, Inc., a major medical equipment supplier, relating to the tracking of heart monitor equipment, as further discussed in "Material Customers" below. In addition to the health care market, applications being explored include high security facilities (military, governmental), correctional institutions (prisons, house arrest monitoring programs), and commercial security (visitor tracking, institutional access control).

     In the future, the Company also intends to market its IR Tracking products directly to office and manufacturing markets, such as professional offices, financial institutions, governmental institutions, correctional facilities, and manufacturing facilities, for the purpose of security, personal equipment and document tracking, time and attendance monitoring, and ingress/egress control.

Cellular Alarm Transport

     The Company's remaining cellular products are marketed both through direct sales and distributors.

Systems Design and Engineering Segment

     The ACU.CARV(TM) product line is marketed to both existing users of the products and potential new customers through direct sales efforts. Most of the revenues from these products consist of recurring maintenance and enhancement fees.

      (3)  New Products or Services

     During fiscal 1995 the Company formally introduced its IR Tracking system, currently marketed primarily to the health care industry. Additional enhancements have been made to the IR Tracking system during the past year to permit the transmission of increased data and thereby accommodate a larger number of customers.

      (4)  Competitive Business Conditions

     There are many products directly competitive with the Company's infrared technology. Also, there are numerous products that perform functions similar to this technology, including radio frequency ("RF") paging and communication systems, ultrasound and RF badges, magnetic strip systems and hardwired

communication systems. The Company believes that its infrared technology is competitive with RF based and other similar systems and that in many applications it may be a superior and cost-effective alternative.

     Competition for the Company's remaining CAT products comes primarily from only a few companies. Expected growth of the market, however, may attract entry by additional organizations with more significant resources. In addition, there are competing technologies which perform similar functions.

     While competition is extensive in the overall CAD/CAM market, competition within Olmsted's relatively narrow market is more limited due to serving a specialized and highly technical niche group. As discussed earlier, Olmsted is considered a very well-respected name in this market. Management believes this market is mature and no significant changes are expected to occur over the next 10-15 years.

     In each of its markets, the Company seeks to compete primarily on the basis of the technological features of its products, their cost effectiveness, system performance, field experience and service support.

      (5)  Sources and Availability of Raw Materials

     The Company's manufacturing operations for the IR Tracking systems and remaining cellular products consist primarily of the assembly and testing of final products and subassemblies purchased from other manufacturers. The Company performs quality tests and checks on components and subassemblies at various stages of manufacturing. Finished products are thoroughly tested for all functions.

     Olmsted's business in not dependent upon the availability of raw materials.

     In fiscal year 1996, the Company purchased over 40% of its inventory requirements from one supplier. This percentage is expected to decrease in the future based on the anticipated sales product mix and the integration of Olmsted for an entire year. Generally, there are multiple suppliers available for most components purchased by the Company.

      (6)  Material Customers

     Approximately 30% of the Company's revenues for the fiscal year ended October 31, 1996 were attributable to software sales and maintenance and enhancement fees from Olmsted's business since the August 1996 acquisition. These revenues resulted from a large number of customers, none of which are considered to be a material customer. The remaining revenues were derived from the security business segment, and although none of the sales by individual customer were material, there were sales to a customer that has recently signed an exclusive marketing contract with the Company, as described in the following paragraph. Revenues in the 1995 fiscal year were substantially all from the Company's ten largest customers.

     In July 1996, the Company entered into an Exclusive Marketing Agreement (the "Agreement") with Marquette Electronics, Inc. ("Marquette"), which gives Marquette exclusive marketing rights to sell the IR Tracking system to any acute-care hospital in the United States. This agreement obligates Marquette to purchase over a three-year period a certain number of systems and can be modified or terminated by either party prior to the beginning of the second and third contract years. This agreement is expected to result in significantly more sales in the coming fiscal year and will be a key


determining factor in the initial success of the IR Tracking system. There can be no assurance the agreement will not be terminated by Marquette; management currently has no reason to believe, however, that the agreement will be modified or terminated to the detriment of the Company.

     The Company generally does not offer extended payment terms to its customers and normally adheres to its warranty policy of 90 days, except for the Marquette agreement mentioned above in which the Company has a limited liability warranty on its product for one year from the date of acceptance or installation, whichever comes first. Consistent with industry practice, the Company maintains inventory of both components and finished products that it believes to be sufficient to satisfy foreseeable short-term customer requirements.

     At October 31, 1996, the Company had approximately $98,000 of IR Tracking system orders on hand.

     No material portion of the business of the Company is seasonal. No material portion of the Company's business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

     During the last two years, inflation has not had any significant impact on the Company's business.

      (7)  Patents, Trademarks, Licenses and Franchises

     The Company holds several United States patents and/or trademarks covering IR Tracking technologies, ACU.CARV(TM) software products and certain cellular technologies. The Company also holds patents in other countries for these products.

     As a result of patent infringement litigation settled in fiscal 1995, the Company has agreed to cease production and marketing of certain cellular products, and accordingly, wrote off the remaining unamortized cost of these patents during the year ended October 31, 1995.

     There can be no assurance that the Company's patents will provide the Company with significant competitive advantages, or that further challenges will not be instituted against the validity or enforceability of any patent owned by the Company or, if instituted, that any such challenge will not be successful. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate the Company's technology or design around the patented aspects of the Company's technology. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored, or that others will not independently develop similar or superior technology.

     In August 1995, the Company granted a security interest in essentially all its then patents and intellectual properties to a law firm, which was at that time the Company's legal counsel, to secure payment of fees billed by that firm. The firm has asserted that they are entitled to monthly payments in fiscal year 1996 and a balloon payment on January 1, 1997. The Company has disputed these fees, as well as the validity of the note and grant of the security interest. The Company has attempted to negotiate an accord, but presently expects it will need to engage in litigation with its former law firm to resolve the dispute.





     As of January 31, 1997, the Company purchased from Precision Tracking FM, Inc. (PTFM"), previously the principal supplier of certain of the Company's infrared tracking component parts, PTFM's intellectual property, including patents related to infrared tracking. In the future, the Company intends to contract for the manufacture of these component parts and assemble the final components. As part of this purchase, the Company also acquired all of PTFM's trademarks and trade names. The purchase was in consideration of $500,000 and 1,600,000 restricted shares of the Company's Common Stock (which are subject to resale hereunder after October 1, 1997).

      (8)  Government Approvals

     The Company's IR Tracking systems technology and its Olmsted product lines do not require government approvals. The Company's CAT products are registered under FCC regulations and comply with all relevant FCC regulations for commercial and residential premises.

      (9)  Government Regulation

     The Company does not believe that existing or reasonably foreseeable governmental regulations will have a material adverse effect upon the Company's business.

      (10) Research and Development

     The Company's expenditures for research and development during fiscal 1996 were $432,000. This compares with $957,000 which was expended during fiscal 1995. In both years, the expenditures were primarily in connection with Olmsted's previous consulting contract to complete development of the IR Tracking systems with Versus prior to the August 1996 acquisition. To the extent it can afford to do so, the Company intends to continue to fund research and development expenditures to maintain and enhance its technological position.

      (11) Environmental Compliance

     Compliance with Federal, state and local provisions which have been enacted or adopted to regulate the protection of the environment should not have a material effect upon the capital expenditures, earnings and competitive position of the Company. The Company does not expect to make any material expenditures for environmental control facilities in either the current fiscal year (fiscal 1997) or the succeeding fiscal year (fiscal 1998).

      (12) Number of Employees

     At October 31, 1996, after the acquisition of Olmsted and expansion of the business, the Company had 31 full-time employees. Of its full-time employees, 13 were engaged in systems design and engineering relating to both business segments, 13 in marketing, sales and sales administration, and 5 in management and administration.

     None of the Company's employees are covered by a collective bargaining agreement. The Company has never experienced any labor disruptions or work stoppages, and considers its employee relations to be good.

                            DESCRIPTION OF PROPERTY

     In December 1996, the Company moved its principal operating facilities to a building that is owned by Traverse Software Investment, LLC ("TSI"), a limited liability company controlled by Gary T. Gaisser, the President and Chief Executive Officer of the Company. Versus and Olmsted are obligated under two separate five-year lease agreements, which require aggregate total annual rents of $111,000, increasing 4% annually after the first year.

                              LEGAL PROCEEDINGS

     The following is a summary of the material litigation in which the Company is currently engaged.

      1.   Versus Technology, Inc. v. Satellite 2000 Corporation and
           Charlie Barnum.

           Complaint Filed:  November 1, 1993
           Court: United States District Court for the Middle District of
              Florida, Orlando Division
           Civil Action No.: 93-970-CIV-ORL-22
           Principal Parties: Plaintiff, Versus Technology, Inc.; Defendants,
              Satellite 2000 Corporation, Charlie Barnum

     Versus charged Satellite 2000 (a corporation) and Charlie Barnum (an individual) with infringement of three of its patents directed to the Versus cellular technology. Satellite 2000 Corporation has executed a consent decree, which has been entered by the court, admitting validity and infringement of those patents. In addition, the Company has obtained a default judgment against Charlie Barnum, holding Mr. Barnum liable for patent infringement of the three Versus patents-in-suit, infringement of Versus copyrights, infringement of Versus trademarks, and for unfair competition and trade libel. The amount of the judgment against Mr. Barnum was $106,000.

     Versus cannot predict whether all or any of the sums it seeks from the defendants are recoverable or collectable.

      2.   Special Situations Fund III, L.P. v. Versus Technology, Inc.

           Complaint filed: September 27, 1994
           Court: Supreme Court of the State of New York
           Index No.: 127519/94
           Principal Parties: Plaintiff, Special Situations Fund III, L.P.;
               Defendants, Versus Technology, Inc.

     Special Situations Fund III, L.P. ("Special Situations") filed a complaint alleging that Versus allowed 300,000 warrants to expire which the Fund held, and that the Fund was damaged by the warrants' expiration. Special Situations also alleged that the Company breached the Warrant Agreement pursuant to which the warrants were issued to Special Situations, and claims that the sale by the Company of restricted stock in late 1993 required a downward adjustment of the exercise price of the warrants under the Warrant Agreement. A judgment against the Company for $195,000, which has now been satisfied, was entered by the trial court and upheld on appeal.

      3.   Calvert et al v. Olmsted Engineering Co. et al

           Complaint filed:  May, 1996
           Court:  Grand Traverse County, Michigan Circuit Court
           Civil Action No.: 96-14861-CZ
           Principal Parties:  Plaintiffs, Richard E. Calvert, H. Terry
               Snowday, Jr., Michael and Stephanie Calvert, Thomas and Ida Calvert, and Bank of Alma, as Trustee for Richard E. Calvert; Defendants, Olmsted Engineering Co. and Gary T. Gaisser.





     A suit was filed against Olmsted and its Chairman alleging that in connection with a private offering of Olmsted common stock in 1994 Olmsted and its Chairman breached an oral promise that the holders of Olmsted preferred stock would cancel their preferred stock in consideration of the Plaintiffs' investment in Olmsted. A settlement agreement has been reached, and the suit has been dismissed.

      4.   Theodore London et al v. Versus Technology, Inc.

           Complaint filed: November, 1996
           Court:  Supreme Court of the State of New York
           Index No.:  96-120758


           Jack Lazarus, et al. v. Versus Technology, Inc.

           Complaint filed: January 21, 1997
           Court:  Supreme Court of the State of New York
           Index NO. 97600295

     Plaintiffs in these nearly identical actions allege that Versus allowed certain warrants to expire which the Plaintiffs held and that the Plaintiffs were damaged by the warrants' expiration. Plaintiffs also allege that the Company breached the Warrant Agreement pursuant to which the warrants were issued to Plaintiffs and claim that the sale by the Company of restricted stock in late 1993 required a downward adjustment of the exercise price of the warrants under the Warrant Agreement. The Plaintiffs allege this action should be tried as a class action, and allege that they are appropriate representatives of the class. Plaintiffs further allege their claims are substantially identical to the claims made by the plaintiff in the Special Situations Fund III litigation discussed in #2 above, which involved only 300,000 of the 2,233,800 Class A warrants. Apparently, the plaintiffs believe the Company has a liability for each of the remaining warrants identical to the per warrant liability the Company had for the 300,000 warrants relating to the Special Situations Fund III litigation. Each plaintiff seeks certification as a class action. The Company disputes the material allegations of the Complaints and intends to vigorously defend itself against this matter.

      5.   Josaphat Plater-Zybeck, Jr. v. Versus Technology, Inc.

           Complaint filed:  January 24, 1997
           Court:  United States District Court for the Eastern District of
              Pennsylvania
           Civil Action No.:  97-CV-519


     This action was filed by a former employee of the Company alleging wrongful discharge. The termination occurred prior to the Company's current President and Chief Executive Officer assuming that position. The Company disputes the central allegations of the Complaint. The Company believes that should any judgment be rendered against the Company in this matter, it will be less than $200,000.









                                   MANAGEMENT

                Executive Officers and Directors

     Management           Age  Position(s) with the Company
     ------------         ---  ----------------------------
     Gary T. Gaisser       45  Director, President and Chief Executive Officer
     Julian C. Schroeder   49  Director
     Elliot G. Eisenberg   48  Director
     Henry J. Tenarvitz    45  Executive Vice President of Operations
     Robert Butler         49  Controller
     Andrea Beadle         35  Secretary


     Gary T. Gaisser has served as President and Chief Executive Officer of the Company since January 1995. Prior to that, he was President of Olmsted Engineering Co. ("Olmsted"), now a wholly-owned subsidiary of the Company. Mr. Gaisser had been with Olmsted since 1988.

    Julian C. Schroeder has served as a director of the Company since August 1994. As of March 1997, Mr. Schroeder became a financial analyst with Schroder Wertheim & Co. He previously served with BDS Securities, L.L.C. (a registered broker-dealer) and its predecessor, BDS Securities Corporation, since 1989 and from 1995 to March 1997 served as its President. Mr. Schroeder is also a director of Optical Coating Laboratories, a manufacturer of thin-film products.

    Elliot G. Eisenberg has served as a director of the Company since May 1996. He is currently employed full-time by the Company as Director of Corporate Accounts and Regional Sales. He served as Managing Director of Dabney/Resnick/Imperial, L.L.C. (a registered broker-dealer) from November 1996 to April 1997. From 1989 to November 1996 he served as Vice President of BDS Securities, L.L.C. (a registered broker-dealer) and its predecessor, BDS Securities Corporation.

     Henry J. Tenarvitz has served as Executive Vice President of Operations since September 1996. Prior to that, and for more than five years, he has served in a series of positions of increasing responsibility with Olmsted.

    Robert Butler has served as Controller of the Company since April 1997.
He previously served as District Controller with Allied Waste Industries, Inc. Mr. Butler has also operated his own consulting firm since 1989.

     Andrea Beadle has served as Secretary of the Company since February 1997. Since February of 1996, she has served as an Executive Assistant to the President. Before that, and for more than five years, she had served as Records Manager of a law enforcement related agency of government.

     Each director serves an annual term of office until the next annual meeting of shareholders.












Executive Compensation

     The following table sets forth the annual compensation paid to the Chief Executive Officer of the Corporation during the fiscal years ended October 31, 1996 and 1995. There were no other executive officers of the Company who received combined salary and bonuses for the fiscal year ended October 31, 1996 equaling or exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              Long Term
                                                  Annual Compensation         Compensation
                                                  -------------------         ------------
Name & Principal Position         Fiscal Year     Salary     Bonus    Other   Option Awards
--------------------------------------------------------------------------------------------

Gary T. Gaisser                      1996      $  78,000    $    -   $ 400(1)  $1,000,000
President, Chief Executive Officer   1995         52,000         -       -              -
  and Director                       1994              -         -       -              -
--------------------------
 (1)  Represents compensation received during fiscal 1996 for meetings of the Board of Directors at the rate of $100 per meeting.


OPTIONS

     The only options granted during the year were options to purchase 1,000,000 shares, granted to Mr. Gaisser, exercisable at $.375 a share, the fair value of the stock at grant date. These were the only employee stock options outstanding at October 31, 1996. Twenty-five percent of these options became exercisable on December 4, 1996, and an additional twenty-five percent become exercisable on each subsequent anniversary thereof. The options expire on June 4, 2001. No options have been exercised by Mr. Gaisser. These options had an estimated value of $468,750 at October 31, 1996. No options were exercised during fiscal 1996 by any Executive Officers.


EMPLOYMENT AGREEMENT

     As of July 1, 1996, the Company and Mr. Gaisser entered into an Employment Agreement for a term of six years. Mr. Gaisser is employed at a base salary of $130,000 per year and will receive a 10% annual increase during the term of the Employment Agreement. Mr. Gaisser is entitled to such further increases as shall be determined by the Board of Directors, and is entitled to participate in other compensation and benefit plans of the Company.

    This Employment Agreement may be terminated by the Company for "just cause," which is defined as "willful misconduct, embezzlement, conviction of a felony, habitual drunkenness or excessive absenteeism not related to illness." The Employment Agreement provides that if Mr. Gaisser is not elected or appointed as President and Chief Executive Officer or as a member of the Board of Directors, is removed from any such office, the ownership and control of the Company changes, or if the principal place of the business is changed to a location more than 20 miles from Traverse City, Michigan without Mr. Gaisser's consent, then Mr. Gaisser may give notice of termination, effective at the end of the month in which notice is given. In addition, if Mr. Gaisser concludes that because of changes in the composition in the Board of Directors or material changes in its policies because of other events or occurrences of material fact, he feels he can no longer properly and effectively discharge his responsibilities, then Mr. Gaisser may resign from his position upon the

giving of sixty (60) days' prior written notice. In each case, such resignation shall be deemed constructive termination of Mr. Gaisser's employment by the Company, and Mr. Gaisser shall be entitled to payment of the remaining amounts payable to him under the Employment Agreement without any requirement of mitigation of damages.

     Except in the event of constructive termination, Mr. Gaisser has agreed that during the term of the Employment Agreement and for two years thereafter, he is not to compete with the Company. Upon any termination, Mr. Gaisser has agreed not to disclose the Company's confidential information or to solicit any employee of the Company for a two-year period.


COMPENSATION OF DIRECTORS

     Each Director of the Company receives a basic fee of 15,000 shares of the Company's Common Stock annually for service on the Board, plus a $100 per meeting attendance fee. The Company has no other standard or other arrangement whereby Directors are compensated for their services to the Company. The Company's by-laws provide that Directors may be compensated as the Board of Directors may from time to time determine, and be reimbursed for the reasonable expenses incurred in connection with the performance of their duties. All Directors receive $100 for attending each committee meeting of the Board when such meeting is held on a date other than the date of a Board meeting.

                            PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as to the Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), by any person who, as of April 25, 1997 to the knowledge of the Board of Directors of the Company, owned beneficially more than 5% of the outstanding Common Stock of the Company, the only class authorized:
                                        Amount and Nature
                                        of Beneficial        Percentage of Class
Name & Address of Beneficial Owner      Ownership            Outstanding
-----------------------------------     ------------------   -------------------

Gary T. Gaisser                         5,985,123 (1)            15.7%
c/o Versus Technology, Inc.
2600 Miller Creek Road
Traverse City, MI  49686

Anthony Low-Beer                        5,554,000 (2)            14.6%
c/o Mitchell Securities
100 Park Avenue
New York, NY  10017

Merrill Lynch & Co. Inc. and            4,500,000  (3)           11.8%
Merrill Lynch Group, Inc.
250 Vesey Street
World Financial Center North Tower
New York, NY  10281-1334

Princeton Services, Inc.,
Fund Asset Management, L.P. and
Merrill Lynch Special Value Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

William Harris Investors                3,025,000  (4)            7.9%
2 North LaSalle Street, Suite 400
Chicago, IL 60602
---------------------------

(1) This total includes 250,000 shares that became acquirable by Mr. Gaisser on December 4, 1996 upon exercise of an outstanding option issued by the Company. See "Executive Compensation" above and "Certain Relationships and Related Transactions" below.

 (2) As reported on Schedule 13D filed March 21, 1997 as adjusted for a subsequent acquisition. Of these shares, 2,639,000 are held in managed accounts over which Mr. Low-Beer shares dispositive power.

(3) As reported on Schedule 13G filed September 4, 1996. Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Fund Asset Management, L.P. and Merrill Lynch Special Value Fund, Inc., each claimed shared voting power and shared dispositive power with respect to 4,500,000 shares. Each of such entities declaimed beneficial ownership of such shares. Merrill Lynch Special Value Fund, Inc. is the record owner of these shares.

(4) As reported on Schedule 13G filed February 3, 1997, as adjusted for a subsequent acquisition.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of April 25, 1997, the beneficial ownership of the Company's Common Stock by all directors and by all the directors and executive officers of the Company as a group:

                                                       Approximate Number
                            Position(s) with the       of Common Shares
Name of Beneficial Owner    Company  (1)               Beneficially Owned (1)    Percent of Class
-------------------------   ----------------------     ----------------------    ----------------
Gary T. Gaisser           President, Chief Executive       5,985,123 (2)                15.7%
                          Officer & Director

Julian C. Schroeder       Director                           522,582 (3)                 1.4%

Elliot G. Eisenberg       Director                         1,615,728 (4)                 4.2%

All executive officers
and directors as a
group (6 persons)                                          8,240,168 (5)                21.3%
---------------------------

(1) Each director has sole voting and investment power as to all shares reflected as beneficially owned by him, except as otherwise noted. Messrs. Gaisser, Eisenberg and Schroeder are all of the Company's present directors.

(2) This total includes 250,000 shares that became acquirable by Mr. Gaisser on December 4, 1996 upon exercise of an outstanding option issued by the Company. See "Executive Compensation" above and "Certain Relationships and Related Transactions" below.

(3) This total includes 50,000 shares currently acquirable under the terms of the warrants issued by the Company to Mr. Schroeder and 167,582 shares currently acquirable under the terms of warrants beneficially owned by Mr. Schroeder and owed of record by an affiliate of BDS Securities, L.L.C., of which Mr. Schroeder was formerly president.

(4) As reported on Schedule 13D filed on October 10, 1995 as adjusted. Of these shares, 100,000 may be acquired upon the exercise of warrants held.

 (5) This total includes 567,582 shares acquirable under outstanding warrants and options.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 26, 1996, Olmsted was acquired by the Company in exchange for 6,379,889 shares of the Company's Common Stock and cash of $65,000. Pursuant to the acquisition, Gary T. Gaisser, the President, Chief Executive Officer and a Director of the Company, and the controlling shareholder of Olmsted, received 5,705,123 shares of the Company's Common Stock in exchange for his ownership interest in Olmsted.

     Olmsted had been the principal consultant to the Company in relation to the IR Tracking System. On April 20, 1995, the Company entered into a Consulting Agreement with Olmsted. The Agreement was for a one-year period from April 20, 1995 to April 20, 1996. Effective November 1, 1995, the Agreement was amended. Under the Agreement and until the consummation of the acquisition, Olmsted received an annual fee of $144,000 payable monthly as well as a fee at an hourly rate for man-hours in excess of a fixed number of hours each month.

    As of August 26, 1996, the Company completed a private placement of 11,335,000 shares of its Common Stock at $.50 per share. At that time, Julian
C. Schroeder was the President, and Elliot G. Eisenberg was Vice President, of BDS Securities, L.L.C., the placement agent for this private placement. In connection with this private placement, BDS Securities, L.L.C. received a placement fee of $396,725 together with five-year warrants to purchase 396,725 shares of the Company's Common Stock at $.50 per share.

    As of September 29, 1995, the Company completed a private placement for 14,674,917 shares of its Common Stock at $.20 per share. At that time, Julian
C. Schroeder was the President, and Elliot G. Eisenberg was Vice President, of BDS Securities, L.L.C., the placement agent for this private placement. In connection with this private placement, BDS Securities, L.L.C. received a placement fee of $205,449 together with five-year warrants to purchase 1,027,244 shares of the Company's Common Stock at $.20 per share.

     In December 1996, the Company moved its principal operating facilities to a building that is owned by Traverse Software Investment, LLC ("TSI"), a limited liability company controlled by Gary T. Gaisser, the President and Chief Executive Officer of the Company. Versus and Olmsted are obligated under two separate five-year lease agreements, which require aggregate total annual rents of $111,000, increasing 4% annually after the first year.


                            DESCRIPTION OF SECURITIES

     The following summary description of the Company's capital stock and of certain provisions of the Certificate of Incorporation and By-Laws are summaries and do not purport to be complete and are subject to and qualified in their entirety by reference to the Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Reference is made to such exhibits for a detailed description of the provisions summarized below.

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $0.01 par value per share.

    As of April 25, 1997, there were 38,158,549 shares of Common Stock held of record by a total of 406 shareholders (excluding shares issuable upon exercise of outstanding options and warrants of the Company).



Common Stock

    General. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all the directors if they choose to do so. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities. Holders of Common Stock have no preemptive rights and the Common Stock is neither redeemable nor convertible into any other securities. All of the issued and outstanding common stock is fully paid and nonassessable.


Warrants and Options

     The Company has outstanding 2,013,969 Warrants to purchase shares of the Company's Common Stock. Of these shares, 295,000 are exercisable at $2.05 a share and expire in 1998; 95,000 Warrants are exercisable at $1.00 a share and expire in 1999; 200,000 Warrants are exercisable at $.50 a share and expire in the year 2000; 396,725 Warrants are exercisable at $.50 a share and expire in the year 2001; and, 1,027,244 Warrants are exercisable at $.20 a share and expire in the year 2000. In addition, the Company has outstanding options to purchase 1,000,000 shares of Common Stock expiring in 2006, exercisable at $.38 a share, pursuant to the Company's Incentive Stock Option Plan. One million additional shares may be granted under this Plan. The Company also has outstanding other options to purchase 200,000 shares at $.50 a share, expiring in the year 2000.


Antitakeover Provisions

     Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any "business combination" (defined to include, among other things, most merger, consolidation, asset sale, stock issuance or loan transactions) with any "interested stockholder" (defined to include, in general, persons owning 15% or more of the outstanding voting stock of the corporation) during the three years after such person becomes an interested stockholder unless at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approved of the transaction. This provision could have the effect of prohibiting or making more difficult certain hostile takeover transactions involving the Company.


Limitation of Liability and Indemnification

     Article 6 of the Company's Certificate of Incorporation limits to the full extent permitted by Delaware law the personal liability of directors to the Company or its stockholders for monetary damages for conduct as a director. The Certificate of Incorporation and Section 145 of the Delaware General Corporation Law do not permit limitations on a director's liability in circumstances involving intentional misconduct or a knowing violation of law, illegal corporate distributions, or any transaction from which the director personally receives an improper benefit or transactions in breach of the director's duty of loyalty. Article 6 of the Certificate of Incorporation provides that the Company shall, to the full extent permitted by Delaware law, indemnify any person for whom indemnification is proper under Delaware law.


In addition, Article 8 of the By-Laws permits the Company's Board of Directors to indemnify the Company's officers, employees and agents to the full extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 6201 15th Avenue, 3rd Floor, Brooklyn, New York, 11219.













































                              PLAN OF DISTRIBUTION

      The Selling Stockholders may from time to time sell all or a portion of the Shares in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The 1,600,000 shares held by PTFM may not be sold prior to October 1, 1997. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.

     In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

     The Selling Stockholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any profit on the sale of Shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.





     The Shares may also be sold pursuant to Rule 144 under the Securities Act beginning one year after the Shares were issued, provided such date is at least 90 days after the date of this Prospectus.

     The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating at such time as all such Shares (except for the option Shares) may be sold under Rule 144(k), which at present would be in April of 1998. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

     The Company will pay all of the expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Dillon, Bitar & Luther, Morristown, New Jersey.

                                     EXPERTS

     The financial statements of Versus Technology Inc. at October 31, 1996, and for the year then ended, appearing in this Prospectus have been audited by BDO Seidman, LLP, independent auditors, and at October 31, 1995 and for the year ended and financial statements of Olmsted Engineering Co. at September 30, 1995 and for the year then ended by KPMG Peat Marwick, LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete, and reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission and is available on the Internet from the SEC home page at http://www.sec.gov.

FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Consolidated Financial Statements of Versus Technology, Inc.:            Page
------------------------------------------------------------             ----

Successor Independent Auditors' Report . . . . . . . . . . . . . . . . .  F1

Predecessor Independent Auditors' Report . . . . . . . . . . . . . . . .  F2

Consolidated Balance Sheets as of October 31, 1996 and 1995 and
January 31, 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . .  F3

Consolidated Statements of Operations for the years ended
October 31, 1996 and 1995 and the three months ended
January 31, 1997 (unaudited) and January 31, 1996 (unaudited). . . . . .  F5

Consolidated Statements of Shareholders' Equity for the
years ended October 31, 1996 . . . . . . . . . . . . . . . . . . . . . .  F6

Consolidated Statements of Cash Flows for the years ended
October 31, 1996 and 1995 and the three months ended
January 31, 1997 (unaudited) and January 31, 1996 (unaudited). . . . . .  F7

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .  F8


Financial Statements of Olmsted Engineering Co.:
------------------------------------------------

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . .  F22

Balance Sheet as of September 30, 1995 . . . . . . . . . . . . . . . . .  F23

Statement of Operations for the Year Ended September 30, 1995. . . . . .  F24

Statement of Stockholders Equity for the Year Ended
September 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . .  F25

Statement of Cash Flows for the Year Ended September 30, 1995. . . . . .  F26

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . .  F27


Versus Technology, Inc. and Olmsted Engineering Co. Financial Statements:
------------------------------------------------------------------------

Pro Forma Condensed Consolidated Statement of Operations for the
Fiscal Year ended October 31, 1996 . . . . . . . . . . . . . . . . . . .  F35










                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Shareholders
Versus Technology, Inc. and Subsidiary

     We have audited the consolidated balance sheet of Versus Technology, Inc. and subsidiary as of October 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Versus Technology, Inc. and subsidiary at October 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ BDO Seidman, LLP
- --------------------
BDO Seidman, LLP

Grand Rapids, Michigan
December 9, 1996













                                       F1

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
Versus Technology, Inc.

     We have audited the balance sheet of Versus Technology, Inc. as of October 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Versus Technology, Inc. as of October 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/ KPMG Peat Marwick LLP
- -------------------------
KPMG Peat Marwick LLP

Princeton, New Jersey
February 9, 1996, except as to Note 2
  which is as of December 9, 1996













                                       F2

                              VERSUS TECHNOLOGY, INC. AND SUBSIDIARY
                                   CONSOLIDATED BALANCE SHEETS

 -------------------------------------------------------------------------------------------


                                                      As of                As of
                                                   January 31,           October 31,
                                                      1997             1996          1995
                                                   (Unaudited)
                                                  -------------       ---------------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $4,069,000   $4,931,000    $1,998,000
  Accounts receivable (net of allowance for
   doubtful accounts of $53,000, $53,000 and
   $25,000)                                               323,000      154,000        88,000
  Notes receivable, net (Note 4)                           52,000       32,000             -
  Inventories - purchased parts and assemblies            137,000      145,000        11,000
  Prepaid expenses and other assets                        33,000       80,000        82,000
                                                       ----------   ------------------------
TOTAL CURRENT ASSETS                                    4,614,000    5,342,000     2,179,000
                                                       ----------   ------------------------
NOTES RECEIVABLE, net (Note 4)                                  -       19,000             -
                                                       ----------   ------------------------
PROPERTY AND EQUIPMENT
  Machinery, equipment and vehicles                       295,000      293,000       114,000
  Furniture and fixtures                                   69,000       47,000        25,000
  Leasehold improvements                                  104,000       85,000             -
                                                       ----------   ------------------------
                                                          468,000      425,000       139,000
  Less accumulated depreciation                           167,000      155,000       136,000
                                                       ----------   ------------------------
NET PROPERTY AND EQUIPMENT                                301,000      270,000         3,000
                                                       ----------   ------------------------
SOFTWARE DEVELOPMENT COSTS, net of accumulated
  amortization of $31,000, $12,000 and $0                 569,000      588,000             -

GOODWILL, net of accumulated amortization
  of $65,000, $26,000 and $0                            2,274,000    2,313,000             -

PATENTS AND OTHER INTANGIBLE ASSETS, net of
accumulated amortization of $185,000, $170,000
and $112,000 (Notes 5 and 13)                           1,781,000      255,000       253,000
                                                       ----------   ------------------------
                                                       $9,539,000   $8,787,000    $2,435,000
                                                       ==========   ========================

















                                       F3

 ----------------------------------------------------------------------------------------------

                                                      January 31,
                                                         1997                 October 31,
                                                      (Unaudited)       1996             1995
                                                      -----------      ------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable (Note 5)                          $   465,000     $   748,000    $   508,000
  Accounts payable, PTFM                                 500,000              --             --
  Accrued expenses                                        89,000         135,000        395,000
  Deferred revenue - customer advance payments             1,000          16,000          9,000
  Note payable, current portion (Note 5)                 344,000         367,000        110,000
                                                      ----------     --------------------------
TOTAL CURRENT LIABILITIES                              1,399,000       1,266,000      1,022,000

NOTE PAYABLE, less current portion (Note 5)                    -               -        339,000
                                                      ----------     --------------------------

TOTAL LIABILITIES                                      1,399,000       1,266,000      1,361,000
                                                      ----------     --------------------------

COMMITMENTS AND CONTINGENCIES (Notes 7, 9 and 10)

SHAREHOLDERS' EQUITY (Notes 2, 3, 5 and 8)
  Common stock, $.01 par value;
   50,000,000, 50,000,000 and 25,000,000 shares
   authorized; 38,123,674, 36,543,573 and
   18,910,697 shares issued and outstanding             382,000          366,000        190,000
  Additional paid-in capital                         32,876,000       31,910,000     23,410,000
  Accumulated deficit                               (24,926,000)     (24,532,000)   (22,526,000)
  Unearned compensation (Note 8)                       (192,000)        (223,000)             -
                                                     ----------      --------------------------

TOTAL SHAREHOLDERS' EQUITY                            8,140,000        7,521,000      1,074,000
                                                      ----------     --------------------------
                                                    $ 9,539,000      $ 8,787,000    $ 2,435,000
                                                     ===========     ==========================

     See accompanying notes to consolidated financial statements.
























                                       F4


                              VERSUS TECHNOLOGY, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF OPERATIONS

===========================================================================================



                                          Three Months Ended
                                              January 31,
                                              (Unaudited)            Year ended October 31,
                                             1997     1996          1996             1995
                                         -------------------    ---------------------------

NET SALES (Note 12)                     $ 391,000 $  35,000     $  348,000      $   989,000

COST OF SALES                             190,000    29,000        225,000          500,000
                                        -------------------     ---------------------------
GROSS PROFIT                              201,000     6,000        123,000          489,000
                                        -------------------     ---------------------------
OPERATING EXPENSES
  Research and development (Note 9)        98,000   160,000        432,000          957,000
  Selling, general and administrative
    (Note 9)                              486,000   187,000      1,526,000        1,946,000
  Litigation defense costs, settlements
    and judgments (Note 7)                 45,000    61,000        195,000          896,000
                                        -------------------     ---------------------------
                                          629,000   408,000      2,153,000        3,799,000
                                        -------------------     ---------------------------
LOSS FROM OPERATIONS                     (428,000) (402,000)    (2,030,000)      (3,310,000)
                                        -------------------     ---------------------------
OTHER INCOME (EXPENSE)
  Interest income                          46,000    23,000         73,000           17,000
  Interest expense (Note 5)                (5,000)   (1,000)       (49,000)         (19,000)
  Gain on sale of subsidiary and
    sale of product line (Note 3)               -                        -          789,000
  Other, net                               (7,000)   (5,000)             -           26,000
                                        -------------------     ---------------------------
                                           34,000    17,000         24,000          813,000
                                        -------------------     ---------------------------
NET LOSS                               $(394,000) (385,000)   $ (2,006,000)    $ (2,497,000)
                                        ===================     ===========================
NET LOSS PER SHARE                     $    (.01)     (.02)   $       (.09)    $       (.46)
                                        ==================      ============================

     See accompanying notes to consolidated financial statements.



















                                       F5

                         VERSUS TECHNOLOGY, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             For the years ended October 31, 1996 and 1995

========================================================================================================

                                                     Additional                    Unearned
                                                     Paid-in       Accumulated     Compensation
                                 Shares    Amount    Capital       Deficit         (Note 8)       Total
--------------------------------------------------------------------------------------------------------

BALANCE, November 1, 1994      4,160,780  $ 42,000  $20,834,000  $(20,029,000)   $      -    $  847,000
Sale of common stock, net
  of issuance costs (Note 8)  14,674,917   147,000    2,539,000             -           -     2,686,000
Directors fees (Note 8)           75,000     1,000       37,000             -           -        38,000
Net loss                               -         -            -    (2,497,000)          -    (2,497,000)

--------------------------------------------------------------------------------------------------------

BALANCE, October 31, 1995     18,910,697   190,000   23,410,000   (22,526,000)          -     1,074,000
Sale of common stock, net
  of issuance costs (Note 8)  11,335,000   113,000    5,088,000             -           -     5,201,000
Sale of common stock to
  shareholder (Note 8)           425,000     4,000      155,000             -           -       159,000
Shares issued in
  acquisition of Olmsted
  Engineering Co., net of
  dissenting shares (Note 3)   6,379,889    64,000    3,126,000             -           -     3,190,000
Shares issued for restricted
  stock bonus plan  (Note 8)     253,467     3,000      223,000             -     (223,000)       3,000
Extinguishment of demand
  note payable through issuance
  of common stock  (Note 5)      174,408     1,000       86,000             -           -        87,000
Repurchase and retirement of
  shares                        (934,888)   (9,000)    (178,000)            -           -      (187,000)
Net loss                               -         -            -    (2,006,000)          -    (2,006,000)
                               -------------------------------------------------------------------------
BALANCE, October 31, 1996      36,543,573 $366,000  $31,910,000  $(24,532,000)  $(223,000)   $7,521,000
                               =========================================================================

     See accompanying notes to consolidated financial statements.























                                       F6

                         VERSUS TECHNOLOGY, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
=================================================================================================
                                                Three Months Ended             Year Ended
                                                   January 31,                 October 31,
                                               1997         1996          1996             1995
                                            -------------------------   ------------------------
                                                  (Unaudited)
OPERATING ACTIVITIES
 Net loss                                    $ (394,000)  $ (385,000)  $(2,006,000) $(2,497,000)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation                                   12,000        2,000        32,000      121,000
  Amortization of intangibles                    73,000       13,000        96,000      124,000
  Change in unearned compensation                13,000            -             -            -
  Loss on disposal of assets                      7,000            -             -      260,000
  Gain on sale of subsidiary                          -            -             -     (365,000)
  Gain on sale of product line                        -            -             -     (424,000)
  Directors' compensation expense                     -            -             -       38,000
  Changes in operating assets
    and liabilities, net of
    effects of 1996 purchase of
    Olmsted Engineering Co.:
    Accounts receivable, net                   (169,000)        24,000      45,000      288,000
    Inventories                                   8,000        (19,000)   (132,000)     284,000
    Prepaid expenses and
      other current assets                       22,000         31,000       7,000      (32,000)
    Accounts payable                           (288,000)       (30,000)    194,000     (240,000)
    Accrued expenses                            (47,000)       (37,000)   (293,000)      20,000
    Deferred revenues
      - customer advance payments               (15,000)        (9,000)      7,000      (43,000)
                                            ---------------------------   ----------------------
Net cash used in operating activities          (778,000)      (410,000) (2,050,000)  (2,466,000)
                                            ---------------------------   ----------------------
INVESTING ACTIVITIES
  Principal received on note receivable          (1,000)             -       2,000      698,000
  Additions to property and equipment           (58,000)       (39,000)   (114,000)     (19,000)
  Proceeds from sale of equipment                 8,000              -           -            -
  Additions to patents and other
    intangible assets                           (10,000)             -     (60,000)     (11,000)
  Proceeds on sale of assets
    held for sale                                     -              -           -    1,293,000
  Additions to deferred charges and
    other assets                                      -        (60,000)          -            -
  Cash paid to dissenting shareholders
    in acquisition of Olmsted Engineering
    Co., net of cash acquired                         -              -     (38,000)           -
                                            ---------------------------   ----------------------
Net cash provided by (used in)
  investing activities                          (61,000)       (99,000)   (210,000)   1,961,000
                                            ---------------------------   ----------------------
FINANCING ACTIVITIES
  Payments on obligation under
    capital lease                                     -              -           -       (9,000)
  Payments on note payable                      (23,000)       (20,000)    (82,000)    (238,000)
  Repurchase of common stock                          -        (85,000)    (85,000)           -
  Sale of common stock                                -              -   5,360,000    2,686,000
                                            ---------------------------   ----------------------
Net cash provided by
  (used in) financing activities                (23,000)      (105,000)  5,193,000    2,439,000
                                            ---------------------------   ----------------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                             (862,000)       614,000   2,933,000    1,934,000

CASH AND CASH EQUIVALENTS,
  at the beginning of the period              4,931,000      1,998,000   1,998,000       64,000
                                            ---------------------------   ----------------------
CASH AND CASH EQUIVALENTS,
  at the end of the period                   $4,069,000     $1,384,000  $4,931,000  $ 1,998,000
                                            ===========================   ======================

SUPPLEMENTAL CASH FLOW INFORMATION

 Cash paid during the year for interest      $    5,000    $      782   $   46,000  $    21,000
                                            ===========================   ======================

     See accompanying notes to consolidated financial statements.

                                       F7

                     VERSUS TECHNOLOGY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information for January 31, 1997 and 1996 is unaudited)

==============================================================================
1. SUMMARY OF ACCOUNTING POLICIES

NATURE OF BUSINESS

   Versus Technology, Inc. (Versus) and its wholly-owned subsidiary, Olmsted Engineering Co. (Olmsted), collectively referred to as "the Company," operate in two business segments: security; and systems design and engineering. All Company operations are located in one facility in Traverse City, Michigan.

     Versus develops and markets products using infrared technology for the health care industry and other markets located throughout North America. These products permit the instantaneous identification and tracking of the location of people and equipment, can be used to control access and permit instantaneous two-way communication. Versus also develops, markets and integrates cellular products for the security industry.

     As discussed more fully in Note 3, Versus acquired Olmsted in August 1996. Olmsted writes and maintains complex software programs for the computer-aided design and computer-aided manufacturing (CAD/CAM) industry. It sells its own software under the ACU.CARV(TM) name, resells third party software, and provides systems support services throughout North America.
It receives monthly maintenance and enhancement fees from customers in order to receive technical support and semi-annual releases. Olmsted also provides software programming services to Versus.

     During 1995, Versus significantly downsized its manufacturing operations, moved its headquarters and principal operating facilities, ceased production and distribution of a significant product line and focused development efforts on infrared product technology. All related costs of this relocation, including the write-down of nonessential property and equipment to net realizable value, were recognized in fiscal year 1995.

     The Company maintains its cash accounts in national banks and does not consider there to be a credit risk arising from cash deposits in excess of federally insured limits. The Company's customer base is diverse and the Company does not believe it has a significant credit risk related to its accounts receivable.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Versus and the accounts of Olmsted since the date of acquisition. Upon consolidation, all significant intercompany accounts and transactions are eliminated.

BASIS OF PRESENTATION -- INTERIM PERIOD FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements as of January 31, 1997 and for the three months ended January 31, 1997 and 1996, do not include all disclosures provided in the annual consolidated financial statements. They should be read in conjunction with the consolidated financial statements and the footnotes thereto included herein.

     In the opinion of the Company, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of January 31, 1997 and 1996. The results of operations for the three months ended January 31, 1997, are not necessarily indicative of the results to be expected for the full year.

                                       F8

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from product sales is recognized when the related goods are shipped and all significant obligations of the Company have been satisfied. The Company generally offers a 90 day warranty on its products. Costs incurred to service products under warranty, which have not been significant, are charged to operations when incurred.

     Revenue from software product sales is recognized when the related goods are shipped and the obligations of the Company have been satisfied. Revenue from software maintenance and service contracts is recognized pro rata over the life of the individual contracts. Revenue from programming services is recognized as services are provided.

     Revenue from advance payments received from customers is deferred until all revenue recognition criteria are satisfied.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed principally on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes over the following estimated useful lives:

               Machinery, equipment and vehicles   3 to 10 years
               Furniture and fixtures              3 to 10 years
               Leasehold improvements              5 years

SOFTWARE DEVELOPMENT COSTS

     Software development costs recorded at October 31, 1996, represent the estimated fair value of Olmsted's ACU.CARV(TM) and related software as of the August 1996 acquisition date, less amortization through the fiscal year-end. Amortization is computed on a straight-line base over eight years. With respect to future software development, costs incurred to ready software products for sale from the time that technological feasibility has been established, as evidenced by a detailed working program design, to the time that the product is available for general release to customers will be capitalized. Such capitalized costs will be amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic lives of the products. Costs incurred prior to establishing technological feasibility and costs incurred subsequent to general product release to customers will be expensed as incurred.



                                       F9

PATENTS AND OTHER INTANGIBLE ASSETS

     Patents and trademarks are recorded at cost, less amortization computed on a straight line basis over a period of seven to ten years. Other intangible assets, comprised primarily of supplier royalty agreements, are recorded at cost, less amortization computed on a straight line basis over ten years.

GOODWILL AND AMORTIZATION

     Goodwill, representing the cost in excess of net assets acquired in the August 1996 acquisition of Olmsted, which was accounted for using the purchase method of accounting, is being amortized on a straight line basis over 15 years. Management periodically reviews goodwill for impairment based upon the projected undiscounted cash flows from operations to which the goodwill relates. Identified impairments will be measured based on the projected discounted cash flows related to those operations. Amortization of $26,000 has been recorded for the year ended October 31, 1996.

ADVERTISING COSTS

     All advertising costs, amounting to $33,000 and $26,000 for the years ended October 31, 1996 and 1995, respectively, are expensed in the period in which they are incurred.

INCOME TAXES

     Deferred income taxes are recognized for the future tax consequences attributable to "temporary" differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that available evidence about the future raises doubt about the realization of a deferred income tax asset, a valuation allowance is established.

EARNINGS (LOSS) PER  SHARE

     Earnings (loss) per share is based on the weighted average number of shares of common stock outstanding. The Company has not included the effects of options and warrants in its calculation of weighted average shares outstanding due to their anti-dilutive effect. The resulting weighted average shares outstanding were 21,860,076 and 5,450,430 for years ended October 31, 1996 and 1995, respectively, and 36,550,700 and 18,910,697 for the three months ended January 31, 1997 and 1996, respectively.

CASH AND CASH EQUIVALENTS

     The Company considers all investments with original maturities of three months or less to be cash equivalents.

NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This new statement, effective November 1, 1996 for the Company, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, the loss
                                       F10
should be recognized in the statement of operations and certain disclosures regarding the impairment should be made in the financial statements. The Company's adoption of SFAS No. 121, during the three months ended January 31, 1997, had no material impact on the Company's financial position or results of operations.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method to record compensation expense based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. The Company was required to adopt SFAS No. 123 prospectively beginning November 1, 1996. Management has continued to account for its stock option plans in accordance with APB Opinion No. 25 and will provide supplemental disclosures as required by SFAS No. 123, beginning in 1997. No additional disclosures are required on an interim basis.

2. OPERATIONS AND LIQUIDITY

     Losses incurred during 1996 and accumulated losses to date have had a significant adverse impact on the Company's financial position. During fiscal 1996, the Company relied primarily on cash proceeds generated from private placements of its common stock in September 1995 and again in August 1996. Those two private placement offerings generated net proceeds to the Company of approximately $2.7 million and $5.4 million, respectively. The cash balances at October 31, 1996 resulted from the proceeds of the most recent private placement offering. The Company believes the combination of these cash balances, the cash expected to be generated during fiscal 1997 from the market introduction of its infrared tracking systems, and continued sales of software and related services related to its recent acquisition of Olmsted, should be sufficient to meet projected cash needs over the next twelve months.

3. ACQUISITION AND DISPOSITION

ACQUISITION

     On August 26, 1996, Versus issued 6,379,889 shares of its common stock, valued for accounting purposes at $.50 per share, and paid $65,000 in cash, in exchange for all of the outstanding common stock and preferred stock of Olmsted Engineering Co. The purchase price amounted to $3,255,000. For accounting purposes, the price of the acquisition was determined based upon a contemporaneous sale of restricted common stock at $.50 per share. Olmsted, which will continue to do business as a wholly-owned subsidiary under the name "Olmsted Engineering Co.," is in the business of developing, marketing and maintaining various software products used primarily in the mold, die and pattern making industries. Prior to the acquisition, the President of Versus owned a majority of all classes of stock of Olmsted. Olmsted has served as a research and development consultant to Versus since 1994 and has leased office space to Versus on a temporary basis since 1995.

     The occurrence of the acquisition was conditioned upon Versus raising at least $4.5 million, net of commissions, through a private placement of its common stock, as discussed in Note 8. On August 26, 1996, the date of the acquisition, Versus sold 11,335,000 shares of its common stock in a private offering to accredited investors at a price of $.50 per share, with proceeds totaling $5,201,000, net of issuance costs.



                                       F11

     The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the acquisition date. The excess of the purchase price over the fair values of the net assets acquired was $2,339,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 15 years.

     The purchase price was allocated as follows:

          Working capital                         $    145,000
          Property and equipment                       171,000
          Software development costs                   600,000
          Goodwill                                   2,339,000
                                                  ------------
          Total purchase price                    $  3,255,000
                                                  ============

     As of the acquisition date, Olmsted had net operating loss carryforwards for federal income tax purposes amounting to approximately $1,800,000, subject to certain tax law limitations, which expire through 2011, if not previously utilized. As discussed in Note 6, the Company has recorded a 100% valuation allowance relating to the tax effects of these net operating loss carryforwards. The following unaudited pro forma information has been prepared assuming the acquisition had taken place at the beginning of the respective periods. The pro forma information includes adjustments for depreciation based on the fair value of the property and equipment acquired, intercompany transactions, the amortization of intangibles arising from the transaction and the shares issued in the acquisition. The pro forma financial information is not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effected on the assumed dates.


                                            Pro forma results for
                                  Three months ended   Year ended October 31,
                                   January 31, 1996       1996       1995
                                   ----------------   ------------------------

   Net sales                         $   126,000      $ 768,000   $ 1,756,000
   Net loss                             (434,000)    (2,168,000)   (2,489,000)
   Net loss per common share                (.02)          (.08)         (.22)

     Olmsted's operating results have been included in the consolidated statement of operations since the date of acquisition.

SALE OF MAJORITY-OWNED SUBSIDIARY

     During 1992, the Company completed the sale of all of its capital stock
in a   wholly-owned subsidiary to a newly-formed organization headed by the management of the former subsidiary. The purchase price was approximately $1,653,000 plus repayment of certain indebtedness from the former subsidiary to the Company.

     The Company realized a net gain from this transaction of approximately $1,129,000. Due to the fact that the purchaser was a highly-leveraged group of investors, the gain was deferred and was recognized ratably as cash was collected. The Company recognized the balance of this deferred gain in the amount of $365,000 during the year ended October 31, 1995.



                                       F12

4. NOTES RECEIVABLE

     The Company has notes receivable of $60,000 in connection with certain sales of software which have been reduced by an allowance for doubtful accounts of $9,000. The notes are due in various payment terms, carry interest at rates ranging from 7.5% to 8.5% and mature at various dates through March 2000.

5. NOTES PAYABLE

DEMAND NOTE

     As part of the Olmsted acquisition, the Company assumed a liability for a 6% demand note payable to a former Olmsted shareholder. Effective October 30, 1996, the note ($74,745) and accrued interest ($12,459) were settled, at no gain or loss, by the issuance of 174,408 shares of the Company's common stock.

TERM NOTE

     On August 1, 1995, the Company signed a note payable to one of its law firms for $449,000 as partial payment of fees billed. The note bears interest at a specified bank's prime rate, 8.25% at October 31, 1996, and requires monthly installments of $10,000 each, including interest, commencing on December 1, 1995, with a balloon payment for the remaining balance due on January 1, 1997. The note, amounting to $367,000 at October 31, 1996, is secured by the Company's patents and intellectual property. Approximately $150,000 of additional fees to the same law firm are included in accounts payable at October 31, 1996 and 1995. Management intends to dispute the amount and terms of payment of the remaining unpaid balances. Any adjustment of the unpaid balance will be recognized in the period in which it is made.

6. INCOME TAXES

     Deferred income taxes result from temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The tax effects of temporary differences that give rise to deferred tax assets at October 31, 1996 and 1995 are as follows:


                                                1996             1995
                                       ------------------------------
   Net operating loss carryforwards    $   6,052,000    $   6,040,000
   Inventory reserves                              -            8,000
   Receivables - allowance for
     doubtful accounts                        21,000           10,000
   Accumulated depreciation                    3,000                -
   Intangible asset amortization               2,000           24,000
   Accruals and reserves                      25,000           62,000
                                       ------------------------------
   Gross deferred income tax assets        6,103,000        6,144,000
   Less valuation allowance               (6,103,000)      (6,144,000)
                                       ------------------------------
   Net deferred income tax assets
     recorded in the consolidated
     financial statements              $           -    $           -
                                       ==============================


     At October 31, 1996, the Company had available net operating loss carryforwards for federal income tax reporting purposes of approximately $17,800,000 which expire through 2011, if not previously utilized.

                                       F13

     The above net operating loss carryforward amounts include amounts attributable to Olmsted which were carried over to the consolidated group as part of the August 1996 acquisition. State net operating loss carryforwards of Versus attributable to a state in which the Company no longer operates are not included in the October 31, 1996, net operating loss carryforward amounts. The utilization of the total operating loss carryforwards of Versus and Olmsted are subject to limitations under the Internal Revenue Code rules relating to change of ownership.

     Due to the recording of the valuation allowance for deferred income tax assets at October 31, 1996, actual related tax benefits recognized in the future will be reflected as either a reduction of future income tax expense or goodwill related to the acquisition of Olmsted. Those tax benefits will be allocated as follows:

    Income tax benefit that would be reported in the
      consolidated statement of operations as a
      reduction of income tax expense                     $  5,491,000
    Recognized as a reduction of goodwill                      612,000
                                                          ------------
                                                          $  6,103,000
                                                          ============

     Realization of the gross deferred income tax assets is dependent upon generating sufficient taxable income prior to expiration of the loss carryforwards and, as discussed above, the loss carryforwards are subject to tax law limitations. In assessing the realizability of deferred income tax assets, management follows the guidance contained within SFAS No. 109, "Accounting for Income Taxes," which requires that deferred income tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is "more likely than not" that some portion or all of the deferred income tax assets will not be realized. Under the provisions of SFAS No. 109, forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years and tax law limitations, as discussed above. While it believes the Company will be profitable in the future, management has concluded that, following the guidance of SFAS No. 109, it is "more likely than not" that these deferred income tax assets will not be realized. The net reduction in the valuation allowance during the year ended October 31, 1996, amounting to $41,000, is attributable to additional losses incurred during the year and the carry over losses of Olmsted relating to the August 1996 acquisition, reduced by the state net operating carryforwards, as discussed above, and an adjustment for the difference between the prior year estimated and actual net operating loss carryforward amount.

     For the years ended October 31, 1996 and 1995, income taxes differed from the amounts computed by applying the federal statutory rate of 34% to losses before income taxes as follows:
                                            1996             1995
                                     ----------------------------

  Computed "expected" tax benefit    $  (682,000)     $  (849,000)
  Increase (decrease) in tax
  resulting from:
    Adjustment to valuation
      allowance for deferred income
      tax assets relating to current
      year losses                        677,000          827,000
    Nondeductible expenses                 5,000           22,000
                                     ----------------------------
                                     $         -      $         -
                                     ============================
                                       F14

7.  COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACT

     On July 1, 1996, the Company entered into an employment agreement with its President, which expires on June 30, 2002. The agreement provides for payment of specified compensation amounts and specified fringe benefits during the term of the agreement.

LITIGATION

     In January 1995, the Company settled litigation pending with a former employee of the Company. As part of the settlement, the employee agreed to forego all his prior stock options, and was issued 100,000 new stock options immediately exercisable at $.50 per share, expiring five years from the date of issuance. The additional costs of the settlement were recognized in the Company's 1995 financial statements.

     A judgment in the amount of approximately $132,000 was entered against the Company in 1995 in connection with a patent infringement suit. This judgment was settled by transferring $121,000 in inventory to the Plaintiff. The remainder of the judgment was settled by an approximate $11,000 payment in 1996. All amounts of the settlements were accrued in the 1995 financial statements. During 1995, in connection with the patent infringement judgment, the Company wrote down all inventory, intangible assets, and fixed assets related to the product line named in the lawsuit to net realizable value.

     A judgment was entered against the Company during 1995 in connection with litigation relating to the exercise of certain warrants. The judgment of approximately $195,000 was accrued in the Company's 1995 financial statements. The judgment was upheld on appeal during 1996 and was paid by the Company plus interest and costs which were not material.

     A suit was filed in November 1996, and a nearly identical suit was filed in January, 1997, against the Company alleging that the Company allowed certain warrants to expire which the plaintiff held and that the plaintiff was damaged by the warrants' expiration. The plaintiffs also allege that the Company breached the warrant agreement pursuant to which the warrants were issued to the plaintiffs and claim that the sale by the Company of restricted stock in late 1993 required a downward adjustment of the exercise price of the warrants under the warrant agreement. Each sole named plaintiff alleges this action should be tried as a class action, and alleges he is an appropriate representative of the class. The plaintiffs further allege their claims are substantially identical to the claims made by the plaintiff in the litigation discussed in the preceding paragraph, which involved only 300,000 of the 2,233,800 Class A warrants at issue. Apparently, the plaintiffs believe the Company has a liability for each of the remaining warrants identical to the per warrant liability the Company had for the 300,000 warrants discussed in the preceding paragraph. Due to the recent filing of this suit, any loss potential is not determinable at this time. However, the Company disputes the material allegations of the complaint and intends to vigorously defend itself against this matter.

     A suit was filed in May 1996 against Olmsted and its Chairman (the current President of the Company) alleging that in connection with a private offering in 1994, Olmsted and its Chairman breached an oral promise allegedly made in connection with the plaintiffs' purchase of common stock. The plaintiffs alleged that Olmsted's Chairman promised that the holders of Olmsted preferred stock would cancel all of their preferred stock in consideration of the plaintiffs' contemplated investment in Olmsted, so that the plaintiffs would own approximately 19% of Olmsted after their investment (and have options to purchase an equal amount of shares). Olmsted and its

                                       F15

Chairman denied that any such representation was ever made. Subsequent to year end, a settlement agreement was entered into and the suit was dismissed. The settlement amount, which was not material, was accrued in the 1996 consolidated financial statements.

     In January 1997, a suit was filed by a former employee of the Company alleging wrongful discharge. The termination occurred prior to the Company's current President and Chief Executive Officer assuming that position. The Company disputes the central allegations of the Complaint. The Company believes that should any judgment be rendered against the Company in this matter, it will be less than $200,000.

     Total legal fees and other associated costs incurred in connection with the above settlements amounted to $195,000 and $896,000 for the years ended October 31, 1996 and 1995, respectively.

8.  SHAREHOLDERS' EQUITY

STOCK OFFERINGS

     On August 26, 1996, the Company completed a private placement of 11,335,000 restricted shares of common stock concurrently with the Olmsted acquisition discussed in Note 3. The purchase price was $.50 per share. The Company received $5,667,500, less placement agent commissions of approximately $397,000 and other professional fees of approximately $70,000. In addition, the placement agent was granted five-year warrants to purchase 396,725 shares of the Company's common stock at a price of $.50 per share. The proceeds will be used to fund the development and marketing of infrared tracking products and to meet anticipated cash flow needs. These shares also contain certain registration rights which generally include (1) that the investors, as a class, will have the right to demand registration to be implemented by notice to the Company by a 25% interest of the investors of their desire to sell their shares; (2) the right will continue until public sale under Rule 144(k) under the Securities Act of 1933, as amended, and is available to all investors who are not affiliates of the Company (under current rules three years from closing); and (3) during this period, investors will have the right to participate in a public offering by the Company of its shares of common stock, subject to underwriter's cut back.

     During 1996, the Company sold 425,000 shares of common stock to a present shareholder for $.375 per share, which represented the fair value of the common stock at that time.

     On September 29, 1995, the Company completed a private placement of 14,674,917 restricted shares of common stock. The purchase price was $.20 per share. The Company received $2,935,000, less placement agent commissions of approximately $205,000 and other professional fees of $19,000. In addition, the placement agent was granted five-year warrants to purchase 1,027,244 shares of the Company's common stock at a price of $.20 per share. The proceeds were used to repay bridge loan financing extended to the Company, fund completion of development of infrared tracking products, and to meet anticipated cash flow needs. These shares also are subject to certain registration rights which generally are identical to those set forth in the August 26, 1996 registration rights agreement discussed above, except that a majority in interests of shares is required to demand registration under this agreement.

     During 1995, the Company issued 75,000 shares of common stock to its directors in lieu of cash for their annual director fees. The shares were issued at $.50 per share, and the related director fee expense was recognized in the accompanying 1995 financial statements.

STOCK WARRANTS

     At October 31, 1996, the Company has outstanding warrants in the following amounts exercisable through the following dates:
                                       F16

1. Warrants to purchase 225,000 shares at an exercise price of $2.05, expiring in September 1998, issued relative to a 1993 private placement;

2. Warrants to purchase 70,000 shares at an exercise price of $2.05, expiring in September 1998, issued relative to a 1993 private placement;

3. Warrants to purchase 95,000 shares at an exercise price of $1.00, expiring in September 1999, issued to lenders with respect to a bridge loan extended to the Company in September of 1994;

4. Warrants to purchase 200,000 shares at an exercise price of $0.50, expiring in June 2000, issued to lenders with respect to a bridge loan extended to the Company in July of 1995;

5. Warrants to purchase 1,027,244 shares at an exercise price of $0.20, expiring in September 2000, issued to the private placement agent in September 1995; and

6. Warrants to purchase 396,725 shares at an exercise price of $.50, expiring in August 2001, issued to the private placement agent in August 1996.

STOCK OPTIONS

     The Company's 1996 Employee Incentive Stock Option Plan grants key management employees options to purchase shares of common stock. A total of 2,000,000 shares are available for grant under the plan. During 1996, 1,000,000 options were granted to the Company's President at $.375 per share, which represented the fair value of the common stock at the grant date. The options may be exercised from six months to ten years after the date of the grant, based on a vesting schedule. Under the vesting schedule, 250,000 options became exercisable in December 1996 and an additional 250,000 are exercisable each December for the next three years. No options were exercisable under the plan at October 31, 1996.

     The Company has issued additional stock options under a variety of agreements over the past few years. Under two agreements, the Company has issued options expiring in 2000 and 2001, respectively, to purchase a total of 200,000 shares at $.50 per share to former employees. As part of the Olmsted acquisition, options held by Olmsted shareholders to acquire additional Olmsted common shares were converted to options to acquire 266,870 of the Company's shares at an exercise price of $.637 per share. These options expired unexercised on December 1, 1996. The Company also had options outstanding to a former employee to purchase 3,334 shares at $.84 per share, and 1,000 shares at $1.56 per share, which options expired unexercised. All of the outstanding options under these agreements are exercisable at October 31, 1996.

RESTRICTED STOCK BONUS PLAN

     During 1996, the Company established the 1996 Incentive Restricted Stock Bonus Plan and reserved 500,000 common shares for issuance under the plan.

     Under the terms of the plan, any salaried employee of the Company or any subsidiary, except the President and directors, are eligible to receive an allocation of bonus shares. Allocations of bonus shares are recommended by the President and approved and adjusted, if necessary, by the Board of Directors. Within fifteen days of the allocation, the employee shall, if he desires to accept the allocation, pay to the Company an amount equal to the par value of the allocated bonus shares.



                                       F17

     Upon issuance of bonus shares to the employee, he or she will have all the rights of a shareholder with respect to such shares, including the right to vote them and to receive all dividends and other related distributions. Bonus shares may not, however, be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of within three years after the date of issuance unless they are first offered by written notice back to the Company. If a recipient's employment is terminated for any reason during the three-year period, the termination will be deemed as an offer to the Company to repurchase the shares at par value as follows: 100% if termination occurs within one year from date of issuance; 75% if termination occurs within two years, and 50% if the termination occurs within three years.

     Effective October 30, 1996, 253,467 shares were granted and issued in conjunction with the bonus plan. The market value of the shares awarded was $226,000. The difference between the market value and the sales price ($.01 per share) of the shares, amounting to $223,000, was recorded as unearned compensation and is presented as a separate component of shareholders' equity. Beginning November 1, 1996, unearned compensation will be amortized to expense over the three-year vesting period.

STOCK ISSUANCE

     As of January 31, 1997, 1,600,000 restricted shares of common stock, valued for accounting purposes at $1,000,000, were issued to Precision Tracking FM, Inc. (PTFM) in consideration of a License Agreement for the Company to become a licensee of PTFM's patents and other intellectual property rights related to infrared tracking technology. The Company has entered into a Registration Rights Agreement with PTFM with respect to these shares (see
Note 13).

9. RELATED PARTY TRANSACTIONS

     The President and Chief Executive Officer of the Company was also the Chief Executive Officer, a member of the Board of Directors and a stockholder of Olmsted which was acquired by the Company effective August 26, 1996, as discussed in Note 3.

     Olmsted provided a number of resources to the Company for the period ended August 26, 1996 and for the year ended October 31, 1995, including research and development, pass-through billings, use of office space and development of a business plan. Related party billings for the period ended August 26, 1996 and the year ended October 31, 1995 were as follows:

                                           1996          1995
                                     -------------------------

   Programming                        $  548,000    $  666,000
   Engineering pass-through billings     167,000       143,000
   Business plan and materials            21,000        39,000
   Rent                                   19,000             -
                                      ------------------------
   Total Olmsted billings             $  755,000    $  848,000
                                      ========================

     Related party billings for the three months ended January 31, 1996 totaled $277,000.

     The Company believes that services provided by Olmsted were negotiated at arm's length at the fair value of goods and services received. The Company is currently maintaining its headquarters and principal operating facilities at the former business location of Olmsted.

     The Company and Olmsted intend to move their principal operating facilities in December 1996 to a building which is beneficially owned by the Company's President. The Company and Olmsted have entered into separate five-year lease agreements calling for aggregate annual rents of $111,000, increasing 4% annually after the first year. The Company and Olmsted have made combined non refundable contributions to leasehold improvements amounting to $85,000, in accordance with terms of the lease agreements.
                                       F18

10. EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) plan for all of its employees. Under the plan, the Company contributes $.50 for each dollar contributed by an employee to a retirement savings account in any year (which may not be less than 2% nor more than 17% of the employee's annual compensation). Company contributions are limited to a maximum of 3% of the employee's direct compensation for that year. Participants are fully vested in the 401(k) plan at all times for those amounts attributable to their own contributions and vest over a six-year period for Company contributions. The Company's contributions to the plan were $1,460 and $8,000 for the years ended October 31, 1996 and 1995, respectively.

11. NONCASH INVESTING AND FINANCING ACTIVITIES

     As discussed in Note 3, on August 26, 1996, Versus issued 6,379,889 shares of its common stock, valued for accounting purposes at $.50 per share, and paid $65,000 in cash in exchange for all of the outstanding common stock and preferred stock of Olmsted. The purchase price amounted to $3,255,000.

     As discussed in Note 5, effective October 30, 1996, the Company settled a note payable of $74,745 and accrued interest of $12,459 by issuance of 174,408 shares of the Company's common stock.

     As discussed in Note 13, as of January 31, 1997, 1,600,000 restricted shares of common stock, valued for accounting purposes at $1,000,000, were issued to PTFM in consideration of a License Agreement for the Company to become a licensee of PTFM's patents and other intellectual property rights related to infrared technology.

     During 1994, the Company classified certain of its assets and liabilities related to a particular product line as assets held for sale. Those items were sold for cash of $1,293,000 in November 1994. The components of those items sold were as follows, as of November 1, 1994:


        Inventory, property,
        plant and equipment,
        net                                     $929,000
        Accounts payable                         (57,000)
                                                --------
        Net assets held for sale                $872,000
                                                ========

     During 1995, approximately $449,000 of accounts payable were renegotiated to a note payable as discussed in Note 5.

12. BUSINESS SEGMENT INFORMATION AND MAJOR CUSTOMERS

     The Company operates in two business segments: security; and systems design and engineering. During fiscal 1995 and through August 1996, when Olmsted was acquired, the Company operated only in the security segment. The security segment includes the Company's infrared products marketed to the health care industry and other markets and its cellular products for the security industry. The systems design and engineering segment, operated under the Olmsted name, develops, sells and maintains programs for use in operating complex machinery.

     Net sales, operating income (loss), identifiable assets, capital expenditures and depreciation and amortization pertaining to the business segments are presented below.



                                       F19

      NET SALES
        Security                                    $   246,000
        Systems design and engineering                  102,000
                                                    -----------
                                                    $   348,000
                                                    ===========
       OPERATING LOSS
        Security                                    $(1,927,000)
        Systems design and engineering                  (53,000)
                                                    -----------

      Total operating loss                           (1,980,000)
      General corporate expenses                        (50,000)
      Interest income, net                               24,000
                                                    -----------
      Net loss                                      $(2,006,000)
                                                    ===========

      IDENTIFIABLE ASSETS
        Security                                    $   542,000
        Systems design and engineering                3,234,000
        Corporate                                     5,011,000
                                                    -----------
                                                    $ 8,787,000
                                                    ===========
      CAPITAL EXPENDITURES
        Security                                    $   111,000
        Systems design and engineering                    3,000
                                                    -----------
                                                    $   114,000
                                                    ===========
      DEPRECIATION AND AMORTIZATION
        Security                                    $    75,000
        Systems design and engineering                   53,000
                                                    -----------
                                                    $   128,000
                                                    ===========

     Net sales in excess of 10% of the Company's total net sales were attributable to sales to three and four major customers for the years ended October 31, 1996 and 1995, respectively. These individual customers accounted for net sales of approximately $56,000 (16%), $37,000 (11%) and $34,000 (10%)
in fiscal year 1996 and $286,000 (29%), $144,000 (15%), $134,000 (14%) and
$103,000 (11%) in fiscal year 1995.

13.  ACQUISITION OF INTELLECTUAL PROPERTY

     As of January 31, 1997, the Company and PTFM signed an Agreement (License Agreement) for the Company to become the exclusive licensee of PTFM's patents and other intellectual property rights related to infrared tracking technology for ten years, and non-exclusive thereafter. PTFM has previously been a supplier of infrared components to the Company.

     Concurrent with executing the License Agreement, a short-term (one year) Engineering and License Agreement (Engineering Agreement) was entered into by the parties to assist the Company in the technology transfer and to support the Company in use and development of the technology.

     In consideration of the License Agreement, based on negotiations between the parties, the Company agreed to pay $500,000 in cash and 1.6 million restricted shares of the Company's common stock.

     Under the Engineering Agreement, the Company is required to reimburse PTFM for expenses incurred in providing the services covered by the agreement. Such expense reimbursement payments are estimated at $40,000 per month during the one year term, with additional reimbursement of authorized expenses as applicable.

     The total amount capitalized at January 31, 1997, to be amortized over the 10-year exclusivity period of the agreement, amounted to $1,540,000, including costs of the transaction. This includes prepaid PTFM royalty costs of $25,000 which were reclassified to "patents and other intangible assets".
                                       F20

OLMSTED ENGINEERING CO.

Financial Statements

September 30, 1995

(With Independent Auditors' Report Thereon)






















































                                       F21

Independent Auditors' Report



The Board of Directors and Stockholders
Olmsted Engineering Co.:


We have audited the accompanying balance sheet of Olmsted Engineering Co. as of September 30, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Olmsted Engineering Co. as of September 30, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/S/ KMPG PEAT MARWICK LLP
__________________________
KPMG Peat Marwick LLP


August 16, 1996
Princeton, New Jersey


















                                       F22

OLMSTED ENGINEERING CO.

Balance Sheet

September 30, 1995

============================================================
Assets
____________________________________________________________
Current assets:
     Cash and cash equivalents                    $   59,393
     Trade accounts receivable, net of allowance
            for doubtful accounts of $10,772
            (note 9)                                 269,923
     Notes receivable, net (note 1)                   17,537
     Prepaid expenses and other assets                 6,199
____________________________________________________________
Total current assets                                 353,052
____________________________________________________________
Property and equipment (note 2)                      317,986
Accumulated depreciation and amortization            206,882
____________________________________________________________
Net property and equipment                           111,104
____________________________________________________________
Other assets:
      Notes receivable, net (note 1)                  22,989
      Investment in affiliate (note 9)               101,978
      Software development costs, net of accumulated
          amortization of $868,974 (note 1)          372,363
____________________________________________________________
                                                  $  961,486
============================================================


============================================================
Liabilities and Stockholders' Equity
____________________________________________________________
Current liabilities:
     Accounts payable                             $   77,361
     Accrued expenses                                 49,790
     Line-of-credit (note 3)                         142,098
     Notes payable (note 4)                           78,139
____________________________________________________________
Total current liabilities                            347,388
____________________________________________________________

Commitments and contingencies

Stockholders' equity (note 5):
     Common stock, $.01 par value, authorized
           500,000 shares issued 412,944 shares        4,129
     Preferred stock, $100 par value, authorized
           30,000 shares: issued 24,096 shares     2,409,600
     Preferred stock Series A, $100 par value,
           authorized 10,000 shares: issued
           1,500 shares                              150,000
     Additional paid-in capital                      359,549
     Accumulated deficit                          (2,309,180)
____________________________________________________________
Total stockholders' equity                           614,098
____________________________________________________________
Commitments and contingencies (notes 7, 10 and 12)
                                                  $  961,486
============================================================
See accompanying notes to financial statements.
                                       F23

OLMSTED ENGINEERING CO.

Statement of Operations

Year ended September 30, 1995

============================================================

Net sales                                        $ 1,540,659
Costs of sales                                       680,764
____________________________________________________________

Gross profit                                         859,895

Selling and administrative expenses                  689,971
____________________________________________________________

Operating income                                     169,924

Gain from sale of equipment                              916
Interest income                                        3,877
Interest expense                                     (24,781)
____________________________________________________________

Income before income taxes                           149,936

Income taxes (note 8)                                 68,614
____________________________________________________________

Net income                                       $    81,322
============================================================

See accompanying notes to financial statements




























                                       F24

OLMSTED ENGINEERING CO.

Statement of Stockholders' Equity

Year ended September 30, 1995

===============================================================================================


                                                                    Preferred  Additional
                                Common          Preferred               Stock     paid-in   Accumulated
                      Shares    Stock   Shares      Stock    Shares  Series A     capital       deficit   Total
________________________________________________________________________________________________________________

Balance at
 September 30, 1994  343,333  $ 3,433   24,096  $ 2,409,600   1,500  $ 150,000   304,849    (2,390,502)  477,380

Issuance of
common stock          69,611      696    -            -        -        -         54,700        -         55,396
Net income              -        -       -            -        -        -          -            81,322    81,322
________________________________________________________________________________________________________________

Balance at
 September 30, 1995  412,944  $ 4,129   24,096  $ 2,409,600   1,500  $ 150,000   359,549    (2,309,180)  614,098
===============================================================================================

See accompanying notes to financial statements


































                                                F25

OLMSTED ENGINEERING CO.

Statement of Cash Flows

Year ended September 30, 1995

===========================================================================

Cash flows from operating activities:
     Net income                                                $    81,322
     Adjustments to reconcile net income to net cash provided
        by operating activities:
              Bad debts                                             54,801
              Depreciation and amortization                        151,444
              Deferred income taxes                                 50,550
              Gain on sale of equipment                               (916)
              Stock issued as compensation                          25,000
              Changes in operating assets and liabilities:
                  Increase in accounts receivable                 (223,804)
                  Increase in notes receivable                     (13,012)
                  Decrease in prepaid expenses and other assets      3,602
                  Increase in accounts payable                      34,517
                  Increase in accrued expenses                      39,937
___________________________________________________________________________

Net cash provided by operating activities                          203,441
___________________________________________________________________________

Cash flows from investing activities:
     Purchases of property and equipment                           (74,683)
     Proceeds from sale of equipment                                 5,132
     Investment in affiliate                                      (101,978)
__________________________________________________________________________


Net cash used in investing activities                             (171,529)
__________________________________________________________________________

Cash flows from financing activities:
     Proceeds from issuance of stock                                30,396
     Net repayments on line-of-credit                              (50,009)
     Repayments of notes payable                                   (18,990)
__________________________________________________________________________

Net cash used in financing activities                              (38,603)
__________________________________________________________________________

Net decrease in cash and cash equivalents                           (6,691)

Cash and cash equivalents, beginning of year                        66,084
__________________________________________________________________________

Cash and cash equivalents, end of year                         $    59,393
==========================================================================

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                     $    20,564
    Cash paid during the year for income taxes                       2,800
==========================================================================

See accompanying notes to financial statements.
                                       F26

NOTES TO FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

     Description of Business

Olmsted Engineering Co. (the Company) was incorporated in
1976, in the State of Michigan, and writes complex software programs for the computer-aided design and computer-aided manufacturing (CAD/CAM) industry. The Company resells its own and third party software, and services system needs throughout North America. The Company also provides software programming services to an affiliated Company.

     Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. For the purpose of the Statement of Cash Flows, the Company classifies all highly liquid investments with maturity of three months or less at the time of purchase as cash equivalents.

     Investment in Affiliate

Investment in affiliate consists of marketable securities of a company affiliated through common ownership and control and is accounted for under the equity method. See note 9.

     Trade Accounts Receivable

Trade accounts receivable arise from the Company's sales of its own and third party software and the performance of programming services and are stated net of allowance for doubtful accounts of $10,772 as of September 30, 1995.

     Notes Receivable

In connection with certain sales of software, the Company has installment notes receivable totaling $40,526 at September 30, 1995, which has been reduced by an allowance of for doubtful accounts of $9,397. The notes are due in various payment terms, carry interest at rates of approximately 8.0 percent, and mature at various dates through June 1999.

     Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years. The costs of leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term.








                                       F27

     (1)     Continued

     Revenue Recognition

Revenue from software product sales is recognized when the related goods are shipped and the obligations of the Company have been satisfied. Revenues from maintenance agreements and programming services are recognized as earned.

     Software Development Costs

During the year ended September 30, 1989, the Company capitalized certain costs related to the development of the Company's ACU.CARV(TM) software. The costs were capitalized after the Company established commercial and technical feasibility for the product in accordance with Statement of Financial Accounting Standard No. 86, Accounting for Software Development Costs. Amortization of these costs commenced when the product was made available for general release to customers and is being computed using the straight-line method over a period of ten years.

     Income Taxes

The Company is subject to federal and state income taxes on its net annual earnings.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

     Concentration of Risks

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade accounts receivable and notes receivable. The Company extends uncollateralized credit to customers, substantially all of whom are in businesses in the trade area.

     Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                       F28

     (2)     Property and Equipment

Property and equipment consisted of the following:

Computer equipment                                           $ 193,857
Office equipment                                                36,412
Shop equipment                                                  22,274
Vehicles                                                        24,724
Leasehold improvements                                          40,719
----------------------------------------------------------------------

                                                               317,986

Accumulated depreciation and amortization                     (206,882)
----------------------------------------------------------------------
Net property and equipment                                   $ 111,104

======================================================================


     (3)     Line-of-Credit

The Company has an outstanding balance of $142,098 at September 30, 1995 on a $250,000 line-of-credit facility from a bank. The line-of-credit bears interest at prime plus 1.5 percent (9.0 percent as of September 30, 1995), payable monthly. The line-of-credit is secured by all the assets of the Company and by certain marketable securities and bonds owned by a former stockholder.


     (4)     Notes Payable

Notes payable consisted of:

Notes payable - individual:
     $1,400 per month which includes interest at 8.9%
     per annum, unsecured                                      $  3,394
Note payable - stockholder:
     Demand note bearing interest at 6% per annum,
     unsecured                                                   74,745
------------------------------------------------------------------------

                                                               $ 78,139
------------------------------------------------------------------------


     (5)     Capital Stock

The outstanding capital stock of the Company at September
30, 1995 consisted of 1,500 shares of preferred stock
Series A, 24,906 shares of preferred stock, and 412,944 shares of common stock.








                                       F29

     (5)     Continued

Each share of preferred stock Series A is: (1)entitled to an annual dividend of 10 percent, non-cumulative,
(2)entitled to liquidation preferences above all other classes of stock, (3)not entitled to vote, except in certain circumstances, and (4)redeemable in whole or part by the Company through cash equal to the par value of such shares plus an amount equal to all dividends thereon declared but unpaid as of the date fixed for redemption.

Each share of preferred stock is: (1)Entitled to an annual dividend of 5 percent, non-cumulative, (2)Entitled to liquidation preferences above the class of common stock,
(3)not entitled to vote, except in certain circumstances, and (4)redeemable in whole or part by the Company through cash equal to the par value of such shares plus an amount equal to all dividends thereon declared but unpaid as of the date fixed for redemption.

As of September 30, 1995, the Company has granted to stockholders, options to purchase 85,000 shares of its common stock at price of $2.00 per share. These options may be exercised at any time and expire on December 1, 1996.


     (6)     Defined Contribution Plan

The Company sponsors a defined contribution plan, available to substantially all employees. Participants may contribute from 1 percent to 15 percent of their annual compensation to the plan subject to IRS limitations. The
Company does not make any matching contributions to the plan.


     (7)     Leases

The Company is obligated under a non-cancelable operating lease for office space. The lease is for a three-year term and expires in March 1996. Rental expense under this lease was $48,000 for fiscal year 1995. Future minimum lease payments under operating leases as of September 30, 1995 are $24,000 which is due in the year ending September 30, 1996.

     (8)     Income Taxes

Income taxes for the year ended September 30, 1995 consisted of:

                                           Current    Deferred    Total

U.S. Federal                            $  -          50,550      50,550
State                                      18,064                 18,064
------------------------------------------------------------------------
                                        $  18,064     50,550      68,614
========================================================================


                                       F30

Income tax expense for the year ended September 30, 1995 differed from the amounts computed by applying the U.S.
federal income tax rate of 34 percent to pretax income primarily due to the impact of state taxes and meals and entertainment expense disallowances.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1995 are as follows:

Deferred tax
asset:
       Net operating loss carryforwards                      $ 823,000
       Less valuation allowance                               (692,000)
----------------------------------------------------------------------

Deferred tax assets, net of valuation allowance                131,000
----------------------------------------------------------------------

Deferred tax
liabilities:
       Furniture and equipment                                   5,000
       Software development costs                              126,000
----------------------------------------------------------------------
Total deferred
liabilities                                                    131,000
----------------------------------------------------------------------

Net deferred tax
assets                                                        $     --
======================================================================
As of October 1, 1994, the Company had recorded approximately $50,550 as a net deferred tax asset arising primarily from net operating losses which the Company believed were more-likely-than not to be recoverable. This net deferred tax asset was composed of deferred tax assets in excess of deferred liabilities of approximately $741,000 less a valuation allowance of approximately $690,450. The full amount of this deferred tax asset was realized during the year ended September 30, 1995 as a reduction of the current income tax liability.

As of September 30, 1995, the Company has recorded a valuation allowance of $692,000 against its deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of September 30, 1995, management of the Company believes that it is more likely than not that these deferred tax assets will not be realized.

At September 30, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,243,000 which are available to offset future federal taxable income, if any, through 2010.



                                     F31

     (9)     Related Party Transactions

The Company obtains a substantial portion of its sales from Versus Technology, Inc. (Versus) which is affiliated through common ownership and management control. During the year ended September 30, 1995, the Company made sales to Versus of $709,000 and had related receivables at year-end of $198,000.

In July 1995, the Company made a loan of $100,000 to Versus secured by a promissory note bearing interest of 8 percent due in semi-annual installments. The Company also received warrants to purchase 50,000 shares of the common stock of Versus at a price of $0.50 per share. The warrants are exercisable on January 1, 1996 and expire on June 30, 2000.
On September 29, 1995, the Company converted its $100,000 promissory note and related accrued interest of $1,978 into 509,889 shares of the common stock of the Versus.

The Company accounts for its investment in Versus common stock under the equity method of accounting as the Company has the ability to significantly influence the operations of Versus through common management and members of the board of directors. As the shares were acquired on September 29, 1995, the earnings/losses from this investment for the year ended September 30, 1995 were not significant.

     (10)     Litigation

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

The Company is a co-defendant with one of the Company`s officers in stockholder litigation pending in Michigan
Circuit Court, wherein the plaintiffs alleged that the Company and the officers reneged on oral promises made in connection with a private placement of the Company`s common stock to the plaintiffs. Damages have not been specified.
The Company and the Company`s officer deny the allegations and intend to defend against the claim.


     (11)     Fair Value of Financial Instruments

The following table represents the carrying amounts and the estimated fair values of the Company`s financial instruments at December 31, 1995 in accordance with Statement of Financial Accounting Standards No. 107,
Disclosure About Fair Value of Financial Instruments.





                                       F32

                                               1995
                                         --------------------------
                                               Carrying      Fair
                                               Amounts       Value
--------------------------------------------------------------------

Financial
assets:
    Cash and cash equivalents               $  59,393        59,393
    Trade accounts receivable                 269,923       269,923
    Notes receivable                           40,526        40,526
    Investment in affiliate                   101,978       245,000

Financial
liabilities:
    Accounts payable                           77,361        77,361
    Accrued expenses                           49,790        49,790
    Line-of-credit                            142,098       142,098
    Notes payable                              78,139        78,139

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, trade accounts receivable, accounts payable, line-of-credit, and notes payable: the carrying amounts approximate fair values because of the relatively short duration of those instruments.

Notes Receivable: The fair value is estimated as the future expected cash flows discounted by a market rate of interest.

Investment in affiliate: The fair value is estimated based upon the quoted market price of the Versus common stock.


     (12)     Pending Business Combination

In August 1995, the Company entered into an agreement with Versus, wherein the Company has the right to merge into Versus in exchange for Versus common stock. The
Company`s right to merge into Versus expires on July 31, 1997, or within a sixty days of quarterly filings made with the Securities and Exchange Commission, in which Versus meets certain financial goals. The merger is subject to certain conditions, including the receipt of an independent valuation of the Company and approval from the majority stockholder.





                                       F33

                  VERSUS TECHNOLOGY, INC. AND OLMSTED ENGINEERING CO.

                         Pro Forma Consolidated Balance Sheet
                                   July 31, 1996

==========================================================================================================


                                         Versus       Olmsted          Debit        Credit      Pro Forma
Current Assets                           7/31/96      6/30/96       Eliminating/Adj. Entries Consolidated
__________________________________________________________________________________________________________

Cash and Cash equivalents             $  223,000    $119,000     $5,251,000(3)                 $5,593,000
 Cash held for appeal                    207,000                                                  207,000
 Trade Accounts Receivable (net of
    allowance for doubtful accounts)      67,000     191,000                       41,000(5)      217,000
 Notes receivable - current                           55,000                                       55,000
 Assets held for sale                      3,000        -                                           3,000
 Inventories                              45,000       3,000                                       48,000
 Prepaid expenses and other
    current assets                       114,000       4,000                                      118,000
__________________________________________________________________________________________________________
           Total current assets          659,000     372,000      5,251,000        41,000       6,241,000

Investment in Olmsted                                             3,255,000(1)  3,255,000(2)          -
Investment in Versus                      -          102,000                      102,000(4)          -
Property and equipment - net              65,000     397,000                                      462,000
Deferred charges and
    other assets (net)                   273,000                                                  273,000
Goodwill                                                          2,747,000(2)                  2,747,000
__________________________________________________________________________________________________________
          Total assets                $  997,000  $  871,000    $11,253,000    $3,398,000      $9,723,000
==========================================================================================================














                                                         F34

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
==========================================================================================================
                                                                        Debit       Credit     Pro Forma
  Current liabilities:                        Versus     Olmsted    Eliminating/Adj Entries Consolidated

Accounts payable                             $287,000  $  9,000     $ 41,000(5)                $  255,000
Accrued expenses                              377,000    26,000                     40,000(3)     443,000
Line-of-credit                                           89,000                                    89,000
Other liabilities                               4,000                                               4,000
Notes payable, current portion                 50,000                                              50,000
__________________________________________________________________________________________________________
   Total current liabilities                  718,000   124,000       41,000        40,000        841,000

Notes payable, long term                      339,000    75,000                                   414,000
Other                                                    11,000                                    11,000
__________________________________________________________________________________________________________
   Total liabilities                        1,057,000    210,000      41,000        40,000      1,266,000

Shareholders` equity
  Common stock, $.01 par
  25,000,000 shares authorized,                                                   $100,000(3)
  18,910,697 o/s                              189,000                               65,000(1)     355,000
  Common stock, $.01 par value
    500,000 shares:  issued 412,944
      shares                                               4,000       4,000(2)
  Treasury Stock                                                     102,000(4)    102,000(2)          -
  Preferred Stock $100 par value,
    authorized 30,000 shares:
    issued 24,096 shares                               2,410,000   2,410,000(2)                        -
  Preferred Stock, Series A, $100 par
    value, authorized 10,000 shares:
    issued 1,500 shares                                  150,000     150,000(2)                      -
  Additional paid-in capital               23,484,000    359,000     359,000(2)  3,190,000(1)
                                                                                 5,111,000(3)  31,785,000
  Paid in Capital from Treasury Stock                                               51,000(2)      51,000
  Accumulated deficit                     (23,733,000)(2,262,000)                2,262,000(2) (23,733,000)

__________________________________________________________________________________________________________
   Total shareholders` equity                (59,000)   661,000    3,025,000    10,881,000      8,457,000

   Total liability & shareholders equity  $  997,000 $  871,000   $3,066,000   $10,921,000    $ 9,723,000

==========================================================================================================
1  Eliminating entry to adjust for purchase of 100% equity interest in Olmsted Engineering.

2  Goodwill generated by offsetting purchase price of Olmsted (6,000,000 common shares @$.50  +
   509,888 treasury shares @ $.50 = $3,254,944) against FMV of Olmsted`s net assets ($614,000)
   and consequent elimination of Olmsted`s equity.

3  Gross proceeds of $5,667,500 net of from offering net of commission and expenses of $456,818 with offsetting entries
   to Common Stock and Additional Paid-In-Capital.

4  Retirement into treasury stock of shares of Versus held by Olmsted.

5  Elimination entry to adjust for inter-company receivables and payables.

                                                F35

                            VERSUS TECHNOLOGY, INC. and OLMSTED ENGINEERING, CO.
                               Pro Forma Consolidated Statement of Operations
                                   For the 9 months ended July 31, 1996
============================================================================================================
                                July-96      June-96          Debit             Credit            Pro Forma
                                Versus       Olmsted            Eliminating Entries            Consolidated
____________________________________________________________________________________________________________
Revenues                       $160,000     $1,165,000     $611,000 (1)                            $714,000

Cost of Sales                  (124,000)      (295,000)                       409,000 (1)          ( 10,000)
____________________________________________________________________________________________________________

Gross Margin                     36,000        870,000      611,000           409,000               704,000

Operating Expenses           (1,253,000)      (814,000)     140,000 (2)                          (2,207,000)

Other income (expense)            9,000        (10,000)                                              (1,000)

Provision for income taxes         -                                                                    -
____________________________________________________________________________________________________________

Net income (loss)           $(1,208,000)       $46,000     $751,000          $409,000           $(1,504,000)

============================================================================================================
Weighted average
   shares outstanding        18,710,003                                                          36,045,003

Net loss per common and
   common equivalent share

    Primary                     (0.06)                                                           (0.04)
    Fully diluted               (0.06)                                                           (0.04)

(1)   Eliminating entry to adjust for inter-company revenues and expenses.
(2)   To give effect for goodwill amortization.










                                                F36

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              Versus Technology, Inc. and Olmsted Engineering Co.
                      Fiscal Year Ended October 31, 1996


On August 26, 1996, the Registrant issued 6,379,889 shares of its common stock, valued for accounting purposes at $.50 per share, and paid $65,000 in cash, in exchange for all of the outstanding common stock and preferred stock of Olmsted Engineering Co. ("Olmsted"). The purchase price amounted to $3,255,000. For accounting purposes, the price of the acquisition was determined based upon a contemporaneous sale of restricted common stock at $.50 per share.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the acquisition date, and the results of Olmsted's operations have been included in the Registrant's financial statements from the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $2,339,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 15 years.

The purchase price was allocated as follows:

     Working capital                          $  145,000
     Property and equipment                      171,000
     Software development costs                  600,000
     Goodwill                                  2,339,000
                                               _________

     Total purchase price                     $3,255,000
                                               =========

The accompanying condensed consolidated statement of operations illustrates the effect of the acquisition ("Pro Forma") on the Registrant's results of operations. While the acquisition occurred on August 26, 1996, the pro forma condensed consolidated statement of operations is presented as if the acquisition took place on November 1, 1995.

The pro forma condensed consolidated statement of operations may not be indicative of the actual results of operations.

The pro forma condensed consolidated statement of operations should be read in connection with the historical financial statements of the Registrant and Olmsted.


                                       F37

                            VERSUS TECHNOLOGY, INC. and OLMSTED ENGINEERING CO.
                         Pro Forma Condensed Consolidated Statement of Operations
                               For the Fiscal Year ended October 31, 1996
=========================================================================================================
                                                            Debit           Credit          Pro Forma
                                Versus       Olmsted         Adjusting Entries            Consolidated
_________________________________________________________________________________________________________

Revenues                       $348,000     $1,175,000     $755,000(1)                      $  768,000

Cost of Sales                  (225,000)    (  308,000)                                       (533,000)
_________________________________________________________________________________________________________

Gross Margin                    123,000        867,000      755,000                            235,000

Operating expenses           (2,153,000)      (930,000)      93,000(2)     755,000(1)       (2,421,000)

Other income (expense)           24,000        ( 6,000)                                         18,000

_______________________________________________________________________________________________________

Net income (loss)           $(2,006,000)      $(69,000)    $848,000        $755,000        $(2,168,000)

=======================================================================================================
Weighted average
   shares outstanding        21,860,076                                                     26,671,226

Net loss per common and
    common equivalent share:

     Primary                   ($.09)                                                          ($.08)
     Fully diluted             ($.09)                                                          ($.08)

(1) Eliminating entry to adjust for inter-company revenues and expenses.
(2) Adjustments for depreciation based on the fair value of the property and equipment acquired and amortization of intangibles arising from the transaction.



















                                                F38

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.




                                TABLE OF CONTENTS

                                                                         Page

Prospectus Summary........................................................  2
Risk Factors..............................................................  4
Use of Proceeds...........................................................  8
Selling Stockholders......................................................  8
Dividend Policy........................................................... 11
Market for Common Stock and Related Stockholder Matters..................  11
Selected Financial Data................................................... 12
Management's Discussion and Analysis of
     Financial Condition and Results of Operations........................ 13
Business.................................................................. 18
Management................................................................ 27
Principal Stockholders.................................................... 29
Certain Relationships and Related Transactions............................ 31
Description of Securities................................................. 31
Plan of Distribution...................................................... 34
Legal Matters............................................................. 35
Experts................................................................... 35
Additional Information.................................................... 35
Index to Consolidated Financial Statements................................ 36


                               12,648,000 SHARES


                                     VERSUS
                                 TECHNOLOGY, INC.

                                  Common Stock

                                 ---------------

                                   PROSPECTUS
                                 ---------------
                                 ---------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law empowers a Delaware corporation, generally, to indemnify its directors, officers, employees or agents (or persons serving at the request of such persons) against any expenses (including attorneys' fees), judgments, fines and amounts paid pending on completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from such person's service to the corporation where such person acted in good faith and a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Section 145(b) similarly empowers a Delaware corporation with respect to suits brought by or in the right of the corporation, except that indemnification is not available if such person is found liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity despite the adjudication of liability.



Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock offered hereby.

Securities and Exchange Commission Registration . . . . . . . . . . $ 6,000
Blue Sky Filing Fees. . . . . . . . . . . . . . . . . . . . . . . . $ 6,000
Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . $     0
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . $25,000
Accounting Fees and Expenses. . . . . . . . . . . . . . . . . . . . $20,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 5,000

     Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $62,000


-------------------

Item 26.  Recent Sales of Unregistered Securities.

     Since March 1, 1994 and to the date hereof the Company has issued the following securities:

                                                Securities
    Date of Issuance          Identity             Sold           Consideration    Exemption

   July 1, 1994            Five lenders        Warrants to        (1)              Section 4(2)
                           (including officers purchase 100,000
                           and directors)      shares of Common
                                               Stock, 5,000 of
                                               which were
                                               reacquired

   July 1, 1995            Seven lenders       Warrants to         (1)             Section 4(2)
                           (including officers purchase 295,000
                           and directors)      shares Common Stock,
                                               75,000 of which
                                               were reacquired

   September 29, 1995      Accredited          14,674,917          $2,934,983      Regulation D
                           Investors           shares of           (gross)
                           (74 persons)        Common Stock (2)

   June 14, 1996           One Investor        425,000             $159,375        Section 4(2)
                           (a 5% Holder)       shares of
                                               Common Stock

   August 26, 1996         Accredited          11,335,000          $5,667,500      Regulation D
                           Investors           shares of           (gross)
                           (100 persons)       Common Stock (3)

   August 26, 1996         30 Shareholders     6,379,889           All outstanding Regulation D
                           of Olmsted          shares of           shares of
                           Engineering Co.     Common Stock        Olmsted Engineer-
                                                                   ing Co.

   October 30, 1996        One Lender          174,048 shares of   Satisfaction of Section 4(2)
                                               Common Stock        $74,745(4)
                                                                   of Indebtedness

   January 31, 1997        One Investor        1,600,000           (4)             Section 4(2)
                                               shares of
                                               Common Stock
___________________________________
(1)  Paid as additional consideration for Bridge Loan.

(2) As part of its compensation for acting as placement agent for this transaction, BDS Securities Corporation also received warrants to purchase 1,027,244 shares of Common Stock.

(3) As part of its compensation for acting as placement agent for this transaction, BDS Securities L.L.C. also received warrants to purchase
     396,725 shares of Common Stock.

(4)  Part of the Purchase Price paid to a supplier for its Intellectual
     Property.

     In addition, on June 4, 1996 an option to purchase 1,000,000 shares of Common Stock was issued to Gary Gaisser, the Company's Chief Executive Officer at $.375 per share, the market value of the Common Stock on the date of grant. Also, effective October 30, 1996, 253,467 shares of Common Stock were sold to 29 employees at the par value of $.01 per share pursuant to the Company's Incentive Restricted Stock Bonus Plan. Directors receive shares of Common Stock each year as compensation and 75,000 shares were so issued in 1995 and 45,000 shares so issued in 1997, all pursuant to the Section 4(2) exemption. In August of 1995 and again in January of 1996 the Company issued an option to purchase 100,000 shares to the Company's former Chief Executive Officer and then the Company's former Chief Financial Officer, both exercisable at $.50 and both expiring in August of 2000 and both pursuant to Section 4(2).

Item 27.  Exhibits.

     See Index of Exhibits.

Item 28.  Undertakings.

    (a)  The undersigned Registrant will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus  required by Section  10(a)(3) of the
                Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Traverse City, Michigan on May 7, 1997.

                                                VERSUS TECHNOLOGY, INC.


                                                By:   GARY T. GAISSER
                                                      ____________________
                                                      Gary T. Gaisser
                                                      President



    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

                                                                DATE
                                       GARY T. GAISSER         5/7/97
                                       ------------------------------
                                       Gary T. Gaisser
                                       President and Director
                                       (Principal Executive Officer)



                                       ROBERT BUTLER           5/7/97
                                       ------------------------------
                                       Robert Butler
                                       Chief Financial Officer
                                       (Principal Accounting Officer)



                                       JULIAN C. SCHROEDER     5/7/97
                                       ------------------------------
                                       Julian C. Schroeder
                                       Director



                                       ELLIOT G. EISENBERG     5/7/97
                                       ------------------------------
                                       Elliot G. Eisenberg
                                       Director












Unless otherwise specified, each exhibit is incorporated by reference from the Issuer's Report on Form 10-KSB for the year ended October 31, 1996.

                                 EXHIBIT INDEX

3(a)(i) Certificate of Incorporation dated October 11, 1988 (Incorporated by reference from Exhibit 3(a)(i) of the Company's Form 10-KSB for the year ended October 31, 1995)

3(a)(ii) Certificate of Amendment of Certificate of Incorporation dated October 25, 1989 (Incorporated by reference from Exhibit 3(a)(ii) of the Company's Form 10-KSB for the year ended October 31, 1995)

3(a)(iii)    Certificate of Amendment of Certificate of Incorporation dated
             December 17, 1993 (Incorporated by reference from Exhibit
             3(a)(iii) of the Company's Form 10-KSB for the year ended October
             31, 1995)

3(a)(iv) Certificate of Amendment of Certificate of Incorporation (Incorporated by reference from Exhibit 3 of the Company's Form 10-QSB for the quarter ended July 31, 1996)

3(b) By-laws (Incorporated by reference from Exhibit 3(b) of the Company's Form 10-KSB for the year ended October 31, 1995)

4(a)         1996 Incentive Restricted Stock Bonus Plan

4(b)         Stock Option Agreement with Gary T. Gaisser

4(c) Incentive Stock Option Plan (Incorporated by reference from the Company's 1996 Proxy Statement)

5 Opinion of Dillon, Bitar & Luther (Previously filed as an exhibit to this Registration Statement) (Previously Filed)

10(a) Lease Agreement between Versus Technology, Inc. and Traverse Software Investment, LLC

10(b) Lease Agreement between Olmsted Engineering Co. and Traverse Software Investment, LLC

10(c) Exclusive Marketing Agreement between Versus Technology, Inc. and Marquette Electronics, Inc.

10(d)        Employment Agreement with Gary T. Gaisser

10(e)        Registration Rights Agreement dated August 26, 1996

10(f) Registration Rights Agreement dated September 15, 1995 (Incorporated by reference from Exhibit 10(d) of the Company's Form 10-KSB for the year ended October 31, 1995)

10(g) Registration Rights Agreement dated July 1, 1995 (Incorporated by reference from Exhibit 10(e) of the Company's Form 10-KSB for the year ended October 31, 1995)

10(h) Precision Tracking FM, Inc. Agreement (Incorporated by reference to Report on Form 8-K filed on February 18, 1997)

10(i) Engineering Services and Licensing Agreement with Precision Tracking FM, Inc. (Incorporated by reference to Report on Form 8-K filed on February 18, 1997)

10(j) Form of Registration Rights Agreement with Precision Tracking FM, Inc. (Incorporated by reference to Report on Form 8-K filed on February 18, 1997)

11           Statement Re: Computation of Per Share Earnings (Included herein)



16 Letter on Change in Certifying Accountant (Incorporated by reference from Exhibit 16 of the Company's Form 8-K dated October 24, 1996)

21           Subsidiary of the Registrant (Previously Filed)

23(a)        Consent of BDO Seidman, LLP (Included herein)

23(b)        Consent of KPMG Peat Marwick LLP (Previously Filed)

27           Financial Data Schedule (Incorporated by reference from
             Exhibit 27 of the Company's Form-QSB for the quarter ended January 31, 1997)